UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

March 20, 2009

Thomas J. Falk
Chairman of the Board and Chief Executive Officer

FELLOW STOCKHOLDERS:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, April 30, 2009, at 11:00 a.m. at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas.

At the Annual Meeting, stockholders will be asked to elect nine directors for a one-year term, ratify the selection of the Corporation’s independent auditors, approve a proposal to amend the Corporation’s Certificate of Incorporation regarding the right of holders of at least 25 percent of the Corporation’s shares to call a special meeting of stockholders, reapprove the performance goals under the Corporation’s 2001 Equity Participation Plan, and vote on one stockholder proposal. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You can vote by marking and dating the enclosed proxy card, by using the Internet or by telephone. Instructions regarding all three methods of voting are contained on the proxy card.

Also enclosed is a copy of our Annual Report for 2008. I encourage you to read the Annual Report for information about your company’s performance and accomplishments in 2008.

Sincerely,

Thomas J. Falk

KIMBERLY-CLARK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2009

The Annual Meeting of Stockholders of Kimberly-Clark Corporation will be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas, on Thursday, April 30, 2009, at 11:00 a.m. for the following purposes:

1.	To elect as directors the nine nominees named in the accompanying proxy statement;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2009;

3.	To approve a proposal by the Board of Directors to amend the Amended and Restated Certificate of Incorporation to allow the holders of not less than 25 percent of the Corporation’s issued and outstanding shares of capital stock to request that a special meeting of stockholders be called;

4.	To reapprove the performance goals under the Corporation’s 2001 Equity Participation Plan;

5.	To vote on one stockholder proposal that may be presented at the meeting; and

6.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on March 2, 2009 are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided, or indicates his or her preferences using the Internet or telephone.

By Order of the Board of Directors.

Timothy C. Everett
Vice President and Secretary

P.O. Box 619100
Dallas, Texas 75261-9100
March 20, 2009

i

ii

March 20, 2009

PROXY STATEMENT

PART ONE
VOTING INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 30, 2009 and at any adjournment of the Annual Meeting. We are first mailing this proxy statement and the accompanying proxy to holders of Kimberly-Clark common stock on or about March 20, 2009.

Who May Vote

Each stockholder of record at the close of business on March 2, 2009 will be entitled to one vote for each share registered in the stockholder’s name. On that date, 413,997,443 shares of our common stock were outstanding.

How You May Vote

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, for ratification of the selection of our independent auditors, for approval of the proposal to amend the Corporation’s Amended and Restated Certificate of Incorporation regarding the right of holders of at least 25 percent of the Corporation’s issued and outstanding shares of capital stock to call a special meeting of stockholders, for reapproval of the performance goals under the 2001 Equity Participation Plan, and against approval of the stockholder proposal.

How You May Revoke or Change Your Vote

You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	by mailing a revised proxy to the Secretary of the Corporation

•	by changing your vote on the Internet website

•	by using the telephone voting procedures

•	by voting in person at the meeting

Confidential Voting

Proxy cards are received by our independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy cards and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, we will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent may identify stockholders who fail to vote so that we may contact them and request they do so.

Costs of Solicitation

Kimberly-Clark will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies, including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy materials to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by our employees. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $16,000 plus reimbursement of out-of-pocket expenses.

Votes Required/Voting Procedures

A majority of the shares of our common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. The nine nominees for director receiving a majority of the votes cast at the meeting in person or by proxy will be elected. If a nominee does not receive a majority of the votes cast, then the nominee will be subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. The proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation described in Proposal 3 requires for approval the favorable vote of a majority of shares outstanding as of the record date. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy.

Abstentions are treated as votes against a proposal, and broker non-votes will not be considered present and entitled to vote. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner of the shares, and instructions are not given.

Dividend Reinvestment and Stock Purchase Plan

If a stockholder is a participant in our Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name.

Employee Benefit Plans

We also are sending this proxy statement and voting materials to participants in various Kimberly-Clark employee benefit and stock purchase plans. The trustee of each plan, as the stockholder of record of the shares of our common stock held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

Attending the Meeting

Stockholders as of the record date, March 2, 2009, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please check your proxy card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will help us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

To obtain directions to attend the meeting and vote in person, please contact Stockholder Services by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and proxy statement and our 2008 Annual Report are available in the Investors section of our website at www.kimberly-clark.com. Instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site. Stockholders may enroll to receive proxy materials online as follows:

•	Stockholders of Record. If your shares are registered in your own name, go directly to our transfer agent’s website at www.computershare.com/us/ecomms any time and follow the instructions.

•	Beneficial Stockholders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

•	Plan Participants. If you are a participant in one or more of our employee benefit or stock purchase plans, go directly to our transfer agent’s website at www.computershare.com/econsent any time and follow the instructions.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with our Annual Meeting, we are required to provide each stockholder of record a copy of the proxy statement and annual report and to arrange for a proxy statement and an annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, this process results in duplicate mailings of proxy statements and annual reports. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household and would like to receive only one copy of each in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver the additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on April 30, 2009.

This Proxy Statement and the 2008 Annual Report to security holders are available at
investor.kimberly-clark.com/proxy.cfm
and
www.kimberly-clark.com/investors/annual_reports.aspx

PART TWO
CORPORATE GOVERNANCE INFORMATION

Board of Directors and Board Committees

The Board of Directors met seven times in 2008. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

Although we do not have a formal policy with respect to director attendance at Annual Meetings, since 1997 all nominees and continuing directors have attended the Annual Meetings. All nominees and continuing directors attended the 2008 Annual Meeting.

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees. These charters are available in the Investors section of our website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain paper copies of the charters without charge.

Audit Committee

Dennis R. Beresford is the Chairman of our Audit Committee. The other members of this Committee are John R. Alm, John F. Bergstrom, Robert W. Decherd, and Ian C. Read. The Committee met eight times in 2008. In addition, Mr. Beresford participated in four additional conference calls as Chairman of the Committee to preview earnings press releases during 2008.

Each member of the Audit Committee is an Independent Director under the independence standards set forth in our Corporate Governance Policies. See “Director Independence” for additional information on Independent Directors.

Each member of the Audit Committee satisfies the financial literacy requirements of the NYSE, and the Board has determined that Mr. Beresford is an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (“SEC”).

The principal functions of the Audit Committee, as specified in its charter, include the following:

•	Overseeing:

•	the quality and integrity of the financial statements,

•	our compliance programs,

•	the independence, qualification and performance of our independent auditors, and

•	the performance of our internal auditors.

•	Subject to stockholder ratification, selecting and engaging our independent auditors.

•	Reviewing the scope of the audits and audit findings, including any comments or recommendations of our independent auditors.

•	Establishing policy in connection with internal audit programs.

•	Pre-approving all audit and non-audit services provided by our independent auditors.

•	Reviewing risk assessment and management policies.

For additional information about the Audit Committee’s oversight activities in 2008, see “Part Three — Proposals to be Voted on at the 2009 Annual Meeting — Ratification of Auditors — Audit Committee Report.”

Management Development and Compensation Committee

James M. Jenness is the Chairman of our Management Development and Compensation Committee. In addition to Mr. Jenness, the current members of this Committee are Abelardo E. Bru, Mae C. Jemison, M.D., and G. Craig Sullivan. The Committee met eight times in 2008. Each member of this Committee is an Independent Director.

The principal functions of the Management Development and Compensation Committee, as specified in its charter, include the following:

•	Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards.

•	Overseeing:

•	leadership development for senior management and future senior management candidates, and

•	key organizational effectiveness and engagement policies.

•	Reviewing diversity programs and key metrics.

Compensation Processes and Procedures

On an annual basis, the Committee reviews and sets the compensation of our elected officers, including all of our executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. Our Chief Executive Officer has the authority to establish compensation programs for non-elected officers. Additionally, as discussed in “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis,” the Committee has delegated limited authority to our Chief Executive Officer to grant stock options, restricted stock, and restricted share units to non-executive officers for recruiting or retention purposes.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis.”

Use of Compensation Consultants

The Committee’s charter provides that the Committee has the authority to retain advisors, including compensation consultants, to assist the Committee in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help the Committee determine compensation programs that best meet the objectives of our compensation policies.

Corporation Consultant.  To assist management and the Committee in assessing and determining appropriate, competitive compensation for our executive officers, we annually engage an outside compensation consultant. In 2008, Mercer Human Resource Consulting (“Mercer”) was retained for this purpose. Mercer has provided consulting services to the Corporation on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. In 2008, Mercer was retained by the Corporation to provide advice and counsel regarding executive remuneration matters on an ongoing basis, including the following services in connection with our executive compensation program:

•	Assessing market compensation levels for executive officer positions and other selected positions, within the Corporation’s peer groups.

•	Reviewing historic and projected performance for peer group companies for metrics used by the Corporation in its annual and long-term incentive plans.

•	Assisting in incentive plan design and modifications, as requested.

•	Providing market research on various issues as requested by management.

•	Preparing and participating in Committee meetings, as requested.

•	Reviewing the Compensation Discussion and Analysis and other disclosures, as requested.

•	Analyzing outside director compensation.

•	Consulting with management on compensation matters.

Independent Committee Consultant.  The Committee has also retained The Delves Group as its independent executive compensation consultant. In February 2008, the Committee adopted a written policy to formalize its understanding that the independent Committee consultant may provide services only to the Committee and not to the Corporation. The Delves Group has no other business relationship with the Corporation and receives no payments from us other than fees for services to the Committee. The Delves Group reports directly to the Committee, and the Committee may replace The Delves Group or hire additional consultants at any time. The Delves Group attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.

The Committee instructed The Delves Group to provide an independent review of the data and recommendations provided by management and Mercer. The scope of The Delves Group’s engagement in 2008 included:

•	Conducting a review of the competitive market data (including base salary, annual incentive targets, and long-term incentive targets) for our Chief Executive Officer and his direct reports.

•	Reviewing and commenting on recommendations by management and Mercer concerning executive pay programs, including program changes and redesign, special awards, change in control provisions, executive contract provisions, promotions, retirement and related items, as desired by the Committee.

•	Reviewing and commenting on the Committee’s report for the proxy statement.

•	Attending Committee meetings.

•	Periodically consulting with the Chairman of the Committee.

During 2008, Don Delves, the President of The Delves Group, attended all of the in-person Committee meetings, as well as two of the four teleconference Committee meetings, at the request of the Committee.

Committee Report

The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Part Four — Other Important Information — Executive Compensation — Management Development and Compensation Committee Report.”

Nominating and Corporate Governance Committee

Linda Johnson Rice is the Chairman of our Nominating and Corporate Governance Committee. In addition to Mrs. Johnson Rice, the current members of this Committee are Abelardo E. Bru, Mae C. Jemison, M.D., and G. Craig Sullivan. The Committee met four times in 2008. Each member of this Committee is an Independent Director.

The principal functions of the Nominating and Corporate Governance Committee, as specified in its charter, include the following:

•	Overseeing the process by which individuals are nominated to become Board members.

•	Overseeing matters of corporate governance, including developing and recommending to the Board changes to our Corporate Governance Policies.

•	Advising the Board on:

•	Board organization, membership, function, performance and compensation,

•	committee structure and membership, and

•	policies and positions regarding significant stockholder relations issues.

•	Reviewing director independence standards and making recommendations to the Board with respect to the determination of the independence of directors.

•	Monitoring and recommending improvements to the practices and procedures of the Board.

•	Reviewing stockholder proposals and considering responses or actions regarding these proposals.

The Nominating and Corporate Governance Committee, in accordance with its charter and our Amended and Restated Certificate of Incorporation, has established criteria and processes for director nominees, including nominations proposed by stockholders. Those criteria and processes are described in “Director Nominee Criteria and Process” and “Stockholder Nominations for Directors.”

Executive Committee

Marc J. Shapiro is the Chairman of our Executive Committee. In addition to Mr. Shapiro, the current members of this Committee are Dennis R. Beresford, Thomas J. Falk, James M. Jenness, and Linda Johnson Rice. The Committee met one time in 2008.

The principal function of the Executive Committee is to exercise the powers of the Board to direct our business and affairs between meetings of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Management Development and Compensation Committee are current or former officers or employees of the Corporation. No interlocking relationship exists between the members of our Board of Directors or the Management Development and Compensation Committee and the board of directors or compensation committee of any other company.

Director Independence

Since 1996, our By-Laws have provided that a majority of our directors be independent directors (“Independent Directors”). In addition, our Corporate Governance Policies adopted by the Board provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the NYSE. Our Corporate Governance Policies are available in the Investors section of our website at www.kimberly-clark.com, and the independence standards are set forth in Section 17 of the Corporate Governance Policies.

The nominees for director are such that immediately after the election of the nominees to the Board, a majority of all directors holding office will be Independent Directors. Our independent Board helps ensure good corporate governance and strong internal controls. We are in compliance with all corporate governance requirements of the NYSE, the SEC and the Sarbanes-Oxley Act of 2002.

The Board has determined that all directors and nominees, except for Thomas J. Falk, are Independent Directors and meet the independence standards set forth in our Corporate Governance Policies. When making these determinations, the Board considered the following:

•	We made charitable contributions of $275,000 in 2006, $375,000 in 2007 and $65,000 in 2008 to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director. These donations constituted less than five percent of the Fox Cities Performing Arts Center’s gross revenues for the years in which the donations were made. We have significant operations and a significant number of employees in the Fox Cities area of Wisconsin.

•	We made a charitable contribution of $1,000 in 2008 to the Theda Clark Hospital Foundation, where Mr. Bergstrom is a director.

•	Companies majority-owned by Mr. Bergstrom paid us approximately (i) $58,000 in each of 2006, 2007 and 2008 to lease excess hangar space at an airport near Appleton, Wisconsin, and (ii) $133,000 in 2006, $150,000 in 2007 and $172,000 in 2008 for pilot services pursuant to a pilot sharing contract for incremental costs related to using our pilots for their corporate aircraft.

•	We paid approximately $8,000 in 2006, $3,000 in 2007 and $65,000 in 2008 for automobiles and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

•	We made a charitable contribution of $50,000 in each of 2007 and 2008 to the Education is Freedom Foundation, where Mr. Bru is a director.

•	We paid approximately $53,000 in 2006, $19,000 in 2007 and $109,000 in 2008 for advertising to entities owned directly or indirectly by Belo Corp., where Mr. Decherd was Chairman, President and Chief Executive Officer until February 2008. This advertising was placed in accordance with our advertising agencies’ independent recommendations.

•	We paid approximately $18,000 in 2008 for a newspaper advertisement to an entity owned directly or indirectly by A. H. Belo Corporation, where Mr. Decherd is Chairman of the Board, President and Chief Executive Officer.

•	We paid $15,000 to jointly sponsor with a customer an event for, and made a charitable contribution of $10,000 to, the Mercy Home for Boys and Girls, where Mr. Jenness is a director.

•	We paid approximately $343,000 in 2006, $507,000 in 2007 and $395,000 in 2008 for advertising to entities owned directly or indirectly by Johnson Publishing Company, where Mrs. Johnson Rice is President and Chief Executive Officer. These payments constituted less than five percent of the gross revenues of Johnson Publishing Company for the years in which the payments were made. This advertising was placed in accordance with our advertising agencies’ independent recommendations.

•	We made charitable contributions of $25,000 in 2006, $50,000 in 2007 and $25,000 in 2008 to the United Negro College Fund, where Mrs. Johnson Rice is a director.

•	We paid approximately $1,133,000 in 2006, $734,000 in 2007, and $697,000 in 2008 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive Chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

The amount involved in each of these items is less than the amounts established by the NYSE and our Corporate Governance Policies as potentially affecting a director’s independence.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support our strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to ensure effective service on the Board.

Personal Attributes	Experience Attributes

• leadership: lead in personal and professional lives

• ethical character: possess high standards for ethical behavior

• collaborative: actively participate in Board and committee matters

• independence: for non-management directors, are independent of management and the Corporation

• ability to communicate: possess good interpersonal skills

• effectiveness: bring a proactive and solution-oriented approach

• financial acumen: have good knowledge of business finance and financial statements

• general business experience: possess experience that will aid in judgments concerning business issues

• industry knowledge: possess a reasonable knowledge about the Corporation’s industries

• diversity of background and viewpoint: bring to the Board an appropriate level of diversity

• special business experience: possess global management experience and experience with branded consumer packaged goods

• expertise: provide special expertise identified as needed or as may be required

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee has retained a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee.

The Nominating and Corporate Governance Committee recommends to the Board nominees to fill any vacancies. As provided in the Corporation’s Amended and Restated Certificate of Incorporation, the Board elects a new director when a vacancy occurs between annual meetings of stockholders. The Nominating and Corporate Governance Committee also recommends to the Board nominees for election as directors at our annual meeting of stockholders, as well as assesses the performance of each director at least once every three years in accordance with our Corporate Governance Policies.

Stockholder Nominations for Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at an annual stockholders’ meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination in accordance with the Corporation’s Amended and Restated Certificate of Incorporation and By-Laws. The notice of nomination must be received by us not less than 75 days nor more than 100 days prior to the stockholders’ meeting, or if we give less than 75 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information, as set forth in the Amended and Restated Certificate of Incorporation and By-Laws, about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described above. The notice must also contain information about certain stock holdings of the nominee and the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). The notice is also required to contain information about certain related person transactions, contact and related information regarding the nominee, understandings regarding the nomination of the nominee, and the nominee’s consent to be nominated. We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the requirements set forth in the Amended and Restated Certificate of Incorporation and By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

On November 12, 2008, the Board of Directors adopted amendments to the By-Laws that require any stockholder that nominates a director or submits another proposal to disclose certain information about the stockholder and any additional interests that the stockholder may have, including any derivative positions in the Corporation’s stock held by the stockholder. The amendments provide that these notice requirements will be deemed satisfied by a stockholder with respect to business other than the nomination or election of directors if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the proposal has been included in the Corporation’s proxy statement. The amendments do not affect, among other things, the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to the applicable rules and regulations under the Exchange Act. The amendments did not change the time periods in which a stockholder may bring business before an annual meeting or to nominate a candidate for election as a director.

Communications to Directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Stockholders and other interested parties may send written correspondence to the Board in care of our Lead Director:

Lead Director
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100

Other Corporate Governance Matters

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide the Corporation and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are available in the Investors section of our website at www.kimberly-clark.com. Stockholders also may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Corporate Governance Policies without charge.

Code of Conduct.  Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code of Conduct is available in the Investors section of our website at www.kimberly-clark.com. Stockholders also may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Code of Conduct without charge.

Lead Director.  The non-management directors elected Mr. Shapiro as Lead Director effective March 1, 2008. Mr. Decherd previously served as Lead Director through the end of his Lead Director term on February 29, 2008. The Lead Director chairs executive session meetings of non-management directors and serves as Chairman of the Executive Committee, among other responsibilities outlined in the Corporate Governance Policies. The non-management directors are scheduled to meet in executive session without the presence of management at least quarterly.

Committee Authority to Retain Independent Advisors.  Each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation.

Whistleblower Procedures.  The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain a toll-free, around-the-clock Code of Conduct telephone hotline that allows our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access the hotline are available in the Investors section of our website at www.kimberly-clark.com.

Chief Compliance Officer.  Thomas J. Mielke is the Senior Vice President — Law and Government Affairs and Chief Compliance Officer, overseeing our compliance programs. He reports to the Audit Committee on the programs’ effectiveness, provides periodic reports to the Board, and works closely with various compliance functions to provide coordination and sharing of best practices across the compliance groups.

Disclosure Committee.  We have established a disclosure committee composed of members of management to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any of these loans outstanding.

Stockholder Rights Plan.  The Board has adopted the following policy statement on stockholder rights plans: “Kimberly-Clark does not have a ‘poison pill’ or stockholder rights plan. If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Annual Election of Directors.  In 2007, stockholders approved an amendment to our Restated Certificate of Incorporation to provide that directors will be elected on an annual basis instead of for staggered terms of three years each. Our Amended and Restated Certificate of Incorporation is available in the Investors section of our website at www.kimberly-clark.com.

Majority Voting for Election of Directors.  The Corporation’s By-Laws provide that, in uncontested elections, directors will be elected by a majority vote rather than by a plurality. If an incumbent director does not receive a majority of votes, the director is required to tender his or her resignation for consideration by the Board. Our By-Laws are available in the Investors section of our website at www.kimberly-clark.com.

Simple Majority Voting Provisions.  In 2008, stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions.

Special Stockholder Meetings.  The Board has recommended to stockholders that our Amended and Restated Certificate of Incorporation be amended to allow the holders of not less than 25 percent of the Corporation’s issued and outstanding shares of capital stock to request that a special meeting of stockholders be called. To effect this change, a majority of the shares outstanding must vote in favor of this proposal. See Proposal 3 in Part Three of this proxy statement.

Charitable Contributions.  The Nominating and Corporate Governance Committee has adopted guidelines for review and approval of charitable contributions by us and any foundation we control to organizations or entities with which a member of the Board of Directors or an executive officer is or may be affiliated.

PART THREE
PROPOSALS TO BE VOTED ON AT THE 2009 ANNUAL MEETING
PROPOSAL 1.  ELECTION OF DIRECTORS

General Information

The Board of Directors currently is divided into two classes. As of the date of this proxy statement, the Board of Directors consists of twelve members. Nine of the directors have terms that expire at this year’s Annual Meeting and three have terms that expire at the 2010 Annual Meeting.

In 2007, stockholders approved an amendment to our Restated Certificate of Incorporation to declassify the Board. Under the amendment, directors continue to serve the remainder of their elected terms and, beginning with the 2008 Annual Meeting, directors were elected annually so that by the 2010 Annual Meeting of Stockholders all directors will be elected annually.

The nine nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2010 Annual Meeting of Stockholders and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by the Board. All nominees have advised us that they will serve if elected. The term of the remaining three directors will expire at the 2010 Annual Meeting, in accordance with their previous election.

Certain Information Regarding Directors and Nominees

The names of the nominees and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other public company directorships held by each as of February 27, 2009 and certain other biographical information are set forth on the following pages by the two classes, with directors standing for election in 2009 listed first.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the
2010 Annual Meeting of Stockholders

John R. Alm, 63, Director since 2006

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.

Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in 2005. He had been Chief Executive Officer since 2004 and President and Chief Operating Officer since 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held numerous other senior management positions until his retirement.

Dennis R. Beresford, 70, Director since 2002

Ernst & Young Executive Professor of Accounting, University of Georgia

Mr. Beresford has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committees of Legg Mason, Inc. and the Federal National Mortgage Association (Fannie Mae).

John F. Bergstrom, 62, Director since 1987

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company based in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation and its wholly-owned subsidiary Wisconsin Electric Power Company. He serves on the board of directors of Advance Auto Parts, Inc. He also is a member of the board of directors and chairman of the Theda Clark Hospital Foundation, and a member of the board of directors and executive committee of Green Bay Packers, Inc.

Abelardo E. Bru, 60, Director since 2005

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of S. C. Johnson & Son, Inc. and the Education is Freedom Foundation.

Robert W. Decherd, 58, Director since 1996

Chairman of the Board, President and Chief Executive Officer, A. H. Belo Corporation

Mr. Decherd has served as Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation, a newspaper publishing and Internet company, since it was spun off from Belo Corp. in February 2008. Prior to February 2008, Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and publishing company, for 21 years. He is a director of both A. H. Belo Corporation and Belo Corp., where he is non-executive chairman. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal Communications Commission commissions concerned with public policy matters related to the television industry.

Thomas J. Falk, 50, Director since 1999

Chairman of the Board and Chief Executive Officer

Mr. Falk was elected Chairman of the Board and Chief Executive Officer of the Corporation in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President — Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for the Corporation’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He also serves on the board of directors of Catalyst Inc., Centex Corporation and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Mae C. Jemison, M.D., 52, Director since 2002

President, BioSentient Corporation

Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of Scholastic Corporation, Valspar Corporation and The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine. She is also the Chairman of the State of Texas Product Development and Small Business Incubator Board, and she is a member of the National Advisory Council for Biomedical Imaging and Bioengineering and the Greater Houston Partnership Executive Committee.

Ian C. Read, 55, Director since 2007

Senior Vice President, Pfizer, Inc.

Mr. Read is a Senior Vice President of Pfizer, Inc., a drug manufacturer, and President of its Worldwide Pharmaceutical Operations. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001.

G. Craig Sullivan, 69, Director since 2004

Retired Chairman and Chief Executive Officer, The Clorox Company

Mr. Sullivan retired as Chairman and Chief Executive Officer of The Clorox Company, a consumer products company, in 2003. He joined The Clorox Company in 1971 and held a number of senior sales and management positions during his career, culminating in his election as Chief Executive Officer and Chairman of the Board in 1992. Mr. Sullivan also serves as a director of Mattel, Inc., The Goodyear Tire & Rubber Company and The American Ireland Fund. He also serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the
2010 Annual Meeting of Stockholders

James M. Jenness, 62, Director since 2007

Chairman of the Board, Kellogg Company

Mr. Jenness was elected Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a senior director of the board of directors of Children’s Memorial Hospital and a director of Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is Vice Chairman of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.

Linda Johnson Rice, 51, Director since 1995

President and Chief Executive Officer, Johnson Publishing Company, Inc.

Mrs. Johnson Rice has been President and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became Vice President in 1985 and was elected President and Chief Operating Officer in 1987. Mrs. Johnson Rice is a director of MoneyGram International, Inc. and Omnicom Group, Inc.

Marc J. Shapiro, 61, Director since 2001

Retired Vice Chairman, JPMorgan Chase & Co.

Mr. Shapiro retired in 2003 as Vice Chairman of JPMorgan Chase & Co., a financial services company. Before becoming Vice Chairman of JPMorgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. He now serves as a consultant to JPMorgan Chase & Co. as a non-executive Chairman of its Texas operations. Mr. Shapiro is a member of the board of directors of Burlington Northern Santa Fe Corporation and The Mexico Fund, and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Baylor College of Medicine, Rice University and BioHouston.

Compensation of Directors

Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes. Outside Directors are compensated for their services under our Outside Directors’ Compensation Plan, which we adopted in 2001. Our objectives for Outside Director compensation are to remain competitive with the compensation paid to outside directors of comparable companies, to keep pace with changes in practices in director compensation, to attract qualified candidates for Board service, and to reinforce our practice of encouraging stock ownership by our directors. In 2006, to assist the Nominating and Corporate Governance Committee in assessing and determining appropriate, competitive Outside Director compensation, the Committee engaged Mercer, an outside compensation consultant. Based on that assessment, in 2006 the Committee recommended to the Board, and the Board approved, the Outside Director compensation for 2007 and 2008.

2008 Compensation.  In 2008, each Outside Director received:

•	An annual cash retainer of $80,000 payable quarterly in advance; and

•	An annual grant of restricted share units with a value of $130,000, effective the first business day of the year.

Outside Directors who join the Board during a calendar year receive the full quarterly amount of the annual retainer for the quarter in which they join the Board and each quarter thereafter, and a pro-rated grant of restricted share units.

Outside Directors who were also chairmen of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees each received an additional grant of restricted share units with a value of $20,000, and the Lead Director received an additional grant of restricted share units with a value of $30,000. In addition, we reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive an amount, payable in shares of our common stock, equal to the value of a specified number of shares of our common stock within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

2008 Outside Director Compensation

The following table sets forth the compensation paid to each Outside Director in 2008 for his or her service as a director:

	Fees		All Other
	Earned	Stock	Compen-
	or Paid in	Awards	sation
Name	Cash($)	($)(1)(2)(3)	($)(4)	Total($)(5)

John R. Alm	80,000	130,000	0	210,000
Dennis R. Beresford	80,000	150,000	0	230,000
John F. Bergstrom	80,000	130,000	10,000	220,000
Abelardo E. Bru	80,000	130,000	5,000	215,000
Robert W. Decherd	80,000	160,000	20,000	260,000
Mae C. Jemison	80,000	130,000	0	210,000
James M. Jenness	80,000	130,000	10,000	220,000
Ian C. Read	80,000	130,000	0	210,000
Linda Johnson Rice	80,000	150,000	0	230,000
Marc J. Shapiro	80,000	150,000	10,000	240,000
G. Craig Sullivan	80,000	130,000	10,000	220,000

(1)	Amounts shown reflect what the Corporation recognized as share-based compensation expense in 2008 for financial reporting purposes in accordance with Statement of Financial Accounting Standards, No. 123 (Revised 2004), Share-Based Payment (“FAS 123R”) for restricted share unit awards granted pursuant to our Outside Directors’ Compensation Plan. See Notes 8, 6, and 7 to our

audited financial statements included in our Annual Reports on Form 10-K for 2008, 2007, and 2006, respectively, for the assumptions used in valuing and expensing these restricted share units.

(2)	Restricted share unit awards were granted on January 2, 2008. The number of restricted share units granted on this date and the grant date fair value of those grants, determined in accordance with FAS 123R, are set forth below.

	Restricted Share
	Units	Grant Date
Name	Granted in 2008(#)	Fair Value($)

John R. Alm	1,889	130,000
Dennis R. Beresford	2,180	150,000
John F. Bergstrom	1,889	130,000
Abelardo E. Bru	1,889	130,000
Robert W. Decherd	2,325	160,000
Mae C. Jemison	1,889	130,000
James M. Jenness	1,889	130,000
Ian C. Read	1,889	130,000
Linda Johnson Rice	2,180	150,000
Marc J. Shapiro	2,180	150,000
G. Craig Sullivan	1,889	130,000

(3)	As of December 31, 2008, Outside Directors had the following stock awards outstanding:

	Restricted	Restricted	Stock
Name	Stock(#)	Share Units(#)	Options(#)

John R. Alm	0	5,971	0
Dennis R. Beresford	0	13,204	5,084
John F. Bergstrom	3,000	11,928	8,032
Abelardo E. Bru	0	6,893	0
Robert W. Decherd	3,000	14,305	8,236
Mae C. Jemison	0	11,928	5,084
James M. Jenness	0	3,758	0
Ian C. Read	0	2,682	0
Linda Johnson Rice	3,000	12,867	7,626
Marc J. Shapiro	0	13,204	17,924
G. Craig Sullivan	0	8,404	0

(4)	All Other Compensation consists of charitable matching gifts paid in 2008 under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. This program is available to all employees and directors of the Corporation. Under this program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year. Amounts paid in 2008 in connection with matching gifts for Mr. Decherd reflect donations made in 2007 and 2008.

(5)	During 2008, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2008, Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends credited on restricted stock and additional restricted share units credited in 2008 were as follows:

		Number of
		Restricted	Grant Date
	Dividends	Share Units	Fair Value of
	Credited on	Credited for	Restricted Share
Name	Restricted Stock($)	Dividends in 2008(#)	Units Credited($)

John R. Alm	0	190.67	12,266
Dennis R. Beresford	0	436.81	28,174
John F. Bergstrom	6,810	395.20	25,494
Abelardo E. Bru	0	222.34	14,314
Robert W. Decherd	6,810	473.50	30,541
Mae C. Jemison	0	395.20	22,494
James M. Jenness	0	114.68	7,352
Ian C. Read	0	77.73	4,962
Linda Johnson Rice	6,810	425.21	27,424
Marc J. Shapiro	0	436.80	28,174
G. Craig Sullivan	0	274.19	17,667

Other than the cash retainer, grants of restricted share units and the other compensation previously described, no Outside Director received any compensation or perquisites from us for services as a director in 2008.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

2009 Compensation.  In 2008, the Nominating and Corporate Governance Committee, with the assistance of Mercer, evaluated Outside Director compensation to assess whether it still met our objectives for Outside Director compensation as described above. In its assessment, the Committee compared aggregate Outside Director cash and equity compensation to the median compensation of the outside directors of our peer groups, as well as the structure of the compensation programs of our peer groups. For information regarding our peer groups, see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis” below. The Committee then recommended to the Board, and the Board approved, changes in compensation for Outside Directors with aggregate cash and equity compensation at or near the median of these peer groups.

Beginning in 2009:

•	The annual cash retainer was increased from $80,000 to $85,000; and

•	The value of the annual grant of restricted share units was increased from $130,000 to $140,000.

There was no change to the amount of the additional annual retainer paid to committee chairs or to the Lead Director.

The Board of Directors unanimously recommends a vote FOR the election of the nine nominees for director.

PROPOSAL 2.  RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Corporation for 2009, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been our independent auditors since 1928.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

The aggregate fees (excluding value added taxes) billed to the Corporation and its subsidiaries for the fiscal years ended December 31, 2008 and 2007 by the Corporation’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), were:

	2008	2007

Audit Fees(1)	$9,959,000	$10,947,000
Audit-Related Fees(2)	686,000	790,000
Tax Fees(3)	1,530,000	1,468,000
All Other Fees	0	0

(1)	Includes fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These fees include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	2008 and 2007 fees include work with respect to employee benefit plans, due diligence assistance and other matters.

(3)	Tax fees consist of services related to tax compliance, tax audit assistance, and consultation and advice on business tax matters.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Deloitte to the Corporation require pre-approval by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Deloitte. At or before the first meeting of the Audit Committee each year, our Vice President and Controller prepares a detailed memorandum outlining the audit services to be provided by Deloitte together with the related fees. In addition, our business and staff units prepare individual requests for non-audit services to be provided by Deloitte during the year. These requests describe the services to be provided, the estimated cost of these services, why the requested service is not inconsistent with the independence rules of the SEC, and why it is appropriate to have Deloitte provide such services. Our Vice President and Controller reviews and summarizes the individual non-audit service requests and fees (separately describing audit-related services, tax services and other services) to be provided by Deloitte. Before each subsequent meeting of the Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services if acceptable to the Committee.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees, as long as the additional or amended services do not affect Deloitte’s independence under applicable SEC rules. The Chairman reports action taken to the Audit Committee at its next Committee meeting.

All Deloitte services and fees in 2008 and 2007 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of this selection.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the auditing standards of the PCAOB, including those required by PCAOB AU 380, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements and the Corporation’s internal control over financial reporting. The Committee also discussed the results of the internal audit examinations.

The Audit Committee discussed and reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2008, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2008 and discussed the auditors’ examination of the effectiveness of the Corporation’s internal control over financial reporting. Management has the responsibility for preparing the Corporation’s financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) and for establishing and maintaining the Corporation’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of the Corporation’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of the Corporation’s financial statements with GAAP and the effectiveness of internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2009.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Dennis R. Beresford, Chairman
John R. Alm
John F. Bergstrom
Robert W. Decherd
Ian C. Read

PROPOSAL 3.  APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION REGARDING RIGHT OF HOLDERS OF AT LEAST TWENTY-FIVE
PERCENT OF SHARES TO CALL A SPECIAL MEETING OF STOCKHOLDERS

The Board of Directors is proposing, for approval by our stockholders, an Amended and Restated Certificate of Incorporation (the “Proposed Certificate”) that incorporates a proposed amendment to provisions of our existing Amended and Restated Certificate of Incorporation (the “Existing Certificate”). A stockholder proposal requesting that the holders of 10 percent to 25 percent of outstanding common stock be granted the power to call special meetings of stockholders was included in the 2008 proxy statement and received favorable votes from a majority of the votes cast on the proposal. The Nominating and Corporate Governance Committee of the Board of Directors and the full Board have carefully considered the implications of this proposal.

Based on this review, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of, an amendment to the Existing Certificate to allow holders of not less than 25 percent of the Corporation’s issued and outstanding shares of capital stock entitled to vote to request that a special meeting of stockholders be called, subject to By-Law procedures described below.

The Board believes that establishing an ownership threshold of 25 percent in order to request a special meeting strikes a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders could trigger a special meeting and the resulting extraordinary financial and administrative expense of holding a special meeting. We will continue to maintain our existing governance mechanisms that afford management and the Board the ability to respond to proposals and concerns of all stockholders, regardless of the level of share ownership.

The Proposed Certificate would amend Article VI, Section (3) of the Existing Certificate as follows (with additions indicated by underlining and deletions indicated by strikeout):

(3) Meetings of stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors,~~by~~(ii) the Chairman of the Board, ~~or by~~(iii) the Chief Executive Officer, or (iv) the Chairman of the Board or the Secretary of the Corporation at the written request of the holders of not less than twenty-five percent (25%) of the issued and outstanding shares of capital stock entitled to vote on any business proposed to be considered at such special meeting that complies with the procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation, as may be amended from time to time.

The Proposed Certificate would not amend any other provisions of the Existing Certificate.

In addition, if the Proposed Certificate is approved, our By-Laws are anticipated to be amended to, among other things, describe how the record date is to be set to determine the stockholders entitled to request the special meeting, specify information requirements for the request that are similar to those in place for stockholders to bring business or a nominee for director before an annual meeting, and describe how a stockholder may revoke a request.

The By-Laws would also be amended to specify when a special meeting requested by stockholders will not be held, including if (1) the request to call a special meeting relates to an item of business that is not a proper subject for stockholder action under applicable law; (2) the Board has called or calls for a meeting of stockholders and the purpose or purposes of such meeting include (among any other matters properly brought before the meeting) the purpose or purposes specified in the request; (3) the request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (4) an identical or substantially similar item was presented at any meeting of stockholders held within 120 days prior to receipt by the Corporation of such request; or (5) an annual or special meeting was held not more than

12 months before the request to call the special meeting was received by the Corporation which included the purpose or purposes specified in the request.

A copy of the amendments to the By-Laws that are intended to take effect on the approval of the Proposed Certificate has been provided as an exhibit to a Current Report on Form 8-K, filed by the Corporation with the SEC on November 17, 2008. Following the approval of the Proposed Certificate, the amended By-Laws will also be posted on our website.

To be approved, the proposed amendment requires an affirmative vote by the holders of a majority of our common stock outstanding and entitled to vote on the amendment. If approved, this amendment will become effective upon the filing of the Proposed Certificate with the Secretary of State for the State of Delaware, which we would do promptly after the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 4.  REAPPROVAL OF PERFORMANCE GOALS
UNDER THE 2001 EQUITY PARTICIPATION PLAN

We are asking stockholders to reapprove the performance goals for our 2001 Equity Participation Plan (as amended, the “2001 Plan”) set forth below, as previously approved by stockholders in 2001 and again when it was amended in 2004. No amendments to the 2001 Plan are being requested. Stockholder approval is necessary for the Corporation to meet one of the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.

The material terms of the 2001 Plan are summarized below. This summary is qualified by the specific language of the 2001 Plan, which is included as Appendix A to this proxy statement.

Overview

The purpose of the 2001 Plan is to encourage ownership in the Corporation by those employees who have contributed, or are determined to be in a position to contribute, materially to the success of the Corporation by managerial, scientific or other innovative means, thereby increasing their interest in the Corporation’s long-term success. Equity participation plans are significant factors in attracting and retaining management talent, causing key employees to identify more closely with the interests of the stockholders, and providing incentive and reward for long-term growth and performance. The 2001 Plan will expire on April 25, 2011, unless earlier terminated or extended by the Management Development and Compensation Committee (the “Committee”).

Under the 2001 Plan, the Committee can grant awards consisting of restricted stock and restricted share units (see “Restricted Stock and Restricted Share Units” below), options to acquire the Corporation’s common stock (see “Stock Options” below), or a combination of stock options, restricted stock and restricted share units. The 2001 Plan also provides the Committee with discretion to require performance-based standards to be met before awards will vest.

Restricted Stock and Restricted Share Units

The Committee may determine the number of shares of restricted stock or restricted share units to be granted to participants and the periods during which the shares or units may not be transferred. Unless otherwise determined by the Committee, the transferability restrictions will last for a period of three to ten years from the date of grant. During this restricted period, the restricted stock or restricted share units may not be sold or transferred by the participant except in the case of death. Upon expiration of the restricted period, the restricted stock will be delivered to the participant free of restrictions. A participant who is awarded restricted stock will be entitled to vote these shares and to receive dividends declared on these shares during the restricted period. Upon expiration of the restricted period, payment of restricted share units will be made in cash or shares of common stock as determined by the Committee at the time of grant.

During the restricted period, a participant who is awarded restricted share units will not be entitled to vote these units but will receive either cash or a credit equal to dividends declared on the Corporation’s common stock which will be reinvested in restricted share units at the then fair market value of the Corporation’s common stock on the date dividends are paid. The Committee determined that dividend equivalents will not be paid on unvested performance-based restricted share units granted to the named executive officers in February 2009 and thereafter; instead, dividend equivalents on these units will be accumulated and paid after the performance-based restricted share units vest, based on the actual number of shares that vest.

Stock Options

The 2001 Plan employs market value as a basis for rewarding performance through the use of incentive stock options under Section 422 of the Internal Revenue Code (“Incentive Stock Options”) and stock options which are not Incentive Stock Options (“Nonqualified Stock Options”) to acquire the Corporation’s common stock. The option price per share will be no less than 100 percent of the market value per share of the Corporation’s common stock at the date of grant. The term of these options will be no more than 10 years from the date of grant. Options will only become exercisable (1) after specified periods of employment after grant (generally, 30 percent after the first year, 30 percent after the second and the remaining 40 percent after the third), (2) if earlier, upon a qualified termination of employment of the employee (see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis — 2001 Plan” below), or (3) as otherwise determined by the Committee. The option price, and any withholding tax, is payable in full in cash at the time of exercise, or at the discretion of the Committee in shares of common stock of the Corporation transferable to the Corporation and having a fair market value on the transfer date equal to the amount payable to the Corporation.

If the participant terminates employment for any reason other than death, disability, retirement or a qualified termination of employment, however, the then-exercisable portion of the option will only be exercisable for three months following such termination. The entire unexercised portion of the option is exercisable within three years from the date of death or disability of a participant, within five years of the date of retirement of a participant, or within the remaining period of the option, whichever is earlier. The option is not transferable except in the case of death or, in limited circumstances, by gift. Under no circumstances, however, will an option be exercisable beyond 10 years from the date of the grant thereof.

Under the 2001 Plan, the Committee, by written notice to a participant, may limit the period in which an Incentive Stock Option may be exercised to a period ending at least three months following the date of such notice, and/or limit or eliminate the number of shares subject to an incentive stock option after a period ending at least three months following the date of such notice.

The 2001 Plan provides the Committee with discretion to allow a participant to convert an unexercised stock option to a cash payment equal to the difference between the participant’s option price and the fair market value of the Corporation’s common stock on the date of conversion. Any such conversion will reduce the number of outstanding unexercised stock options by a number of shares of the Corporation’s common stock equal to the options that were converted to a cash payment.

Performance Goals

The 2001 Plan provides that specific performance goals may be established by the Committee, which, if achieved, will result in the amount of payment, or the early payment, of an award under the 2001 Plan. The performance goals may consist of one or more or any combination of the following criteria: return on invested capital, stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total shareholder return, gross margin, and/or costs. The performance goals may be described in terms that are related to the individual participant, to the Corporation as a whole, or to a subsidiary, division, department, region, function or business unit of the Corporation in which the participant is employed. The Committee, in its discretion, may change or modify these criteria; however, at all times the criteria must meet the requirements of Section 162(m) of the Internal Revenue Code, or any successor section, to the extent applicable.

Shares Subject to the 2001 Plan/Individual Limits

Under the 2001 Plan, the equivalent of 50,000,000 shares (which may be adjusted for stock dividends, stock splits or other corporate changes) of the Corporation’s common stock will be available, of which not more than 18,000,000 shares may be used for grants of restricted stock and restricted share units. Shares subject to stock options that become ineligible for purchase for any reason other than exercise of the option, restricted share units which are retired through forfeiture or maturity other than those which are retired through the payment of common stock, and shares of restricted stock that are forfeited during the restricted period due to any applicable transferability restrictions will again become available under the 2001 Plan.

The maximum number of shares of common stock pursuant to all awards under the 2001 Plan that can be granted to any participant within any two consecutive calendar years shall not exceed 1,500,000 in the aggregate, and all awards to executive officers under the 2001 Plan must be approved by the Committee, which consists entirely of Independent Directors. This limit may be adjusted for stock dividends, stock splits or other corporate changes.

Eligibility and Award Estimates

Eligibility to participate in the 2001 Plan is limited to employees (including officers and directors who also are employees) of the Corporation and its affiliated companies. Because the granting of options, restricted stock and restricted share unit awards under the 2001 Plan is at the discretion of the Committee, it is not possible to indicate which persons (including the persons identified in the Summary Compensation Table, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees, including current officers who are not executive officers, as a group) may be granted awards. Also, it is not possible to estimate the number of shares which may be awarded.

Administration of the 2001 Plan

The 2001 Plan is administered by the Committee. The Committee will from time to time select participants, determine the extent of participation and make all other necessary decisions and interpretations under the 2001 Plan. The Committee has the authority to delegate to the Chief Executive Officer the limited authority to grant awards under the 2001 Plan as determined to be reasonable and appropriate by the Chief Executive Officer in connection with recruiting and special employee recognition and retention matters, provided that such limited grants will not exceed 200,000 stock options, shares of restricted stock or restricted share units, in the aggregate, in any calendar year.

Amendment of the 2001 Plan

The 2001 Plan provides that the Committee may amend, suspend, or discontinue the 2001 Plan or amend any or all awards under the 2001 Plan to the extent permitted by law and the rules of any stock exchange on which the Corporation’s common stock is listed, provided that no action may be taken if it would materially increase any benefits under the 2001 Plan, materially increase the number of securities which may be issued, materially modify the requirements for eligibility, result in a failure to comply with applicable provisions of the federal securities or income tax laws or constitute a repricing or reloading of the award. However, in the event of relevant changes in the Exchange Act, the Committee, in its discretion, may amend, suspend, or discontinue the 2001 Plan or amend any or all awards under the 2001 Plan to the extent permitted by the Exchange Act or the rules and regulations under the Exchange Act. Except as provided in the 2001 Plan, no amendment, suspension or termination of the 2001 Plan shall adversely alter any rights granted a participant under the 2001 Plan. However, if an amendment must be approved by the stockholders pursuant to law or the rules of any stock exchange on which the Corporation’s common stock is listed, any such proposed amendment will be submitted to the stockholders for approval.

United States Federal Income Tax Consequences of Restricted Stock and Restricted Share Units

Under current federal tax law, the grant of a restricted stock award has no federal income tax consequences for the participant or the Corporation. Upon the vesting of the restricted stock, the full value of the shares will be taxable to the participant as ordinary income subject to applicable withholding taxes. The participant may accelerate the taxation of the grant by electing to include the value of the shares, at the time of the grant, in gross income for the year in which the grant is made. The Corporation will generally be allowed a tax deduction equal to any ordinary income taxable to the participant upon grant or vesting of the restricted stock.

Dividends on restricted stock awards are taxable to the participant as ordinary income and are subject to applicable withholding taxes. Once the restricted stock vests, or if the participant elects to accelerate the taxation of the grant, the dividends are treated as any other dividends. The holding period for purposes of determining whether gain or loss is short or long term on the sale of restricted stock commences on the date the restricted stock vests, unless the participant has elected to accelerate the taxation of the award, in which case the holding period commences on the day after the grant date of the restricted stock.

Neither the grant of a restricted share unit award nor the crediting of the dividend shares with respect thereto will subject the participant to any immediate tax or have any federal income tax consequences for the Corporation. However, when the award is paid, or the dividend equivalent is paid in cash, the full amount of the payment will be taxable to the participant as ordinary income subject to withholding taxes, and the Corporation will be allowed a tax deduction equal to that amount.

United States Federal Income Tax Consequences of Stock Options

Under current federal tax law, no taxable income will be realized by a participant in the 2001 Plan and the Corporation will not be entitled to any deduction upon the grant of a Nonqualified Stock Option. Upon exercise of a Nonqualified Stock Option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the Corporation’s common stock on the date of exercise. The Corporation will be entitled to a corresponding deduction.

Upon the grant of an Incentive Stock Option, no taxable income will be realized by a participant and the Corporation will not be entitled to any deduction. If a participant exercises the option, either while an employee of the Corporation or any of its affiliated companies or at any time during the period three months after the participant terminates employment, then generally, no taxable income will result at the time of the exercise of such option. If a participant holds the shares of common stock transferred to him or her upon exercise of the option for at least the longer of one year after the exercise of the stock option or two years after the grant of the option, any profit (or loss) realized by a participant from a sale or exchange of such stock will be treated as long-term capital gain (or capital loss), and no deduction will be allowable to the Corporation with respect thereto. If a participant fails to hold shares for such period of time, then the disposition generally will result in ordinary income at the time of the disposition in an amount equal to the lesser of (1) the gain on the sale or (2) the difference between the option price and the fair market value of the Corporation’s common stock on the date of exercise. If the gain exceeds the difference between the option price and the fair market value of the Corporation’s common stock on the date of exercise, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale. If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, again depending upon how long the shares are held prior to the sale, equal to the difference between the exercise price and the sale price. When a participant exercises an Incentive Stock Option, he or she will realize an item of “tax preference” for purposes of the “alternative minimum tax” equal to the amount by which the fair market value of the stock at the time of exercise exceeds the option price.

At the Committee’s discretion, both Incentive Stock Options and Nonqualified Stock Options may be exercised by a participant using shares of the Corporation’s common stock which he or she previously owned; in addition, any resulting withholding tax may be paid with common stock acquired pursuant to the exercise of the options. The use of previously owned common stock has no tax consequences to the Corporation.

The foregoing discussion on tax consequences of stock options, restricted stock and restricted share units is not intended to cover all tax consequences of participation in the 2001 Plan. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States.

Closing Quotation

The closing quotation of the common stock of the Corporation on February 27, 2009 was $47.11 per share.

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

Equity Compensation Plan Information

The following table gives information about the Corporation’s common stock that may be issued upon the exercise of options, warrants, and rights under all of the Corporation’s equity compensation plans as of December 31, 2008.

Number of Securities
Remaining Available for
	Number of Securities				Future Issuance Under
	to be Issued Upon		Weighted Average		Equity Compensation Plans
	Exercise of		Exercise Price of		(Excluding
	Outstanding Options,		Outstanding		Securities Reflected in
	Warrants, and Rights		Options, Warrants,		Column (a))
	(In millions)		and Rights		(In millions)
	(a)		(b)		(c)

Equity compensation plans approved by stockholders(1)	26.8	(2)	$61.50		16.9	(3)
Equity compensation plans not approved by stockholders(4)	0.1	(5)(6)	$58.40	(6)	0.8
Total	26.9		$61.49		17.6

(1)	Includes the 1992 Equity Participation Plan, as amended (the “1992 Plan”), and the 2001 Plan.

(2)	Does not include 2.1 million restricted share units granted under the 2001 Plan. Upon vesting, a share of the Corporation’s common stock is issued for each restricted share unit.

(3)	Includes 14.1 million shares that may be granted as restricted stock or restricted share units under the 2001 Plan.

(4)	Includes the Outside Directors’ Compensation Plan and certain acquired equity compensation plans. See below for description of the Outside Directors’ Compensation Plan.

(5)	Does not include 0.1 million restricted share units granted under the Outside Directors’ Compensation Plan. Upon vesting, a share of the Corporation’s common stock is issued for each restricted share unit.

(6)	Includes less than 9,000 options at a weighted-average exercise price of $87.85 granted under equity compensation plans assumed by the Corporation in connection with acquisitions to honor existing obligations of acquired entities. The Corporation will not make any additional grants or awards under these plans, although the terms of one acquired deferred compensation plan provide for issuance of a de minimis number of shares of the Corporation’s common stock for reinvested dividends on deferred amounts.

Outside Directors’ Compensation Plan

In 2001, the Corporation’s Board of Directors approved the Outside Directors’ Compensation Plan. A maximum of 1,000,000 shares of the Corporation’s common stock is available for grant under this plan. The Board may grant awards in the form of stock options, stock appreciation rights, restricted stock, restricted share units, or any combination of cash, stock options, stock appreciation rights, restricted stock or restricted share units under this plan.

PROPOSAL 5.  STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mr. Chris Rossi, P.O. Box 249, Boonville, California 95415, owning 3,120 shares of our common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Mr. Rossi’s proposal below:

5 — Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of Chris Rossi

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and 2008. The Council of Institutional Investors www.cii.org recommended adoption of this proposal topic. CalPERS also recommend a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library (TCL) www.thecorporatelibrary.com, an independent research firm, rated our company “High Concern” in executive pay.

•	John Bergstrom served on our audit committee yet he and Mae Jemison were designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with accelerating stock option vesting to avoid recognizing the related expense.

•	John Bergstrom had 21-years director tenure — Independence concern.

•	Our directors held 8 board seats on boards rated “D” by The Corporate Library:

Dennis Beresford	Fannie Mae (FNM)
Dennis Beresford	Legg Mason (LM)
Craig Sullivan	Mattel (MAT)
Craig Sullivan	Goodyear (GT)
Abelardo Bru	Office Depot (ODP)
Thomas Falk	Centex (CTX)
Mae Jemison	Scholastic Corp. (SCHL)
Linda Johnson Rice	Omnicom Group (OMC)

•	Directors who served on D-rated boards held 6 of the 13 seats on our key board committees: Directors Beresford, Bru, Jemison and Sullivan.

•	There was no shareholder right to:

Cumulative voting.
To act by written consent.
To call a special meeting.
An Independent Board Chairman.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting
Yes on 5

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

As with most other large companies, directors at the Corporation are elected by giving stockholders one vote per share for each Board seat. The Board believes this method of voting promotes the election of a balanced and effective Board, in which each director represents the interests of all stockholders.

The Corporation has adopted a true majority vote standard in the election of directors in uncontested elections. A nominee in an uncontested election who does not receive a majority of votes cast will not be elected, and any incumbent director who is not re-elected by a majority of votes cast must tender his or her resignation for consideration by the Board. Majority voting for directors in uncontested elections is broadly recognized as providing a voice for minority stockholders in the election of directors, while promoting the democratic election of directors for, and corresponding accountability to, all stockholders.

Majority voting for directors has received high stockholder support when presented in the form of a stockholder proposal. Many supporters of majority voting do not, however, support cumulative voting in combination with majority voting because of the risk that the combination could be destabilizing and imprudent. Because of these risks, the Board would consider stockholder approval of cumulative voting to be a strong indication of stockholders’ corresponding disapproval of majority voting.

Instead of the traditional “one-share, one-vote” approach currently used by the Corporation, cumulative voting allows stockholders to pool all of their votes and vote them in whatever proportions they choose among the director nominees. As a result, cumulative voting creates the possibility of allowing relatively small constituencies of stockholders to stack their votes in favor of “special interest” directors, granting these groups a voice in director elections that may be disproportionate to their economic investment in the Corporation.

For example, if cumulative voting were implemented, a dissident stockholder group owning approximately eight percent of the Corporation’s stock could launch a proxy contest to elect a nominee designated by this group. This group, with ownership of less than ten percent, could use cumulative voting to install its nominee on the Board, even if the nominee failed to receive a majority of the outstanding votes. This nominee would be elected in lieu of the candidate nominated by the Board in the exercise of its fiduciary duties to all of the stockholders.

Directors elected by these special interests may feel obligated to represent the groups’ narrow interests, rather than the interests of all stockholders. Ultimately, this support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness and impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders.

Furthermore, the Board believes cumulative voting may interfere with the continuing efforts of the Corporation’s Nominating and Corporate Governance Committee to develop and maintain a diverse Board comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve the Corporation.

In addition, the Board believes that cumulative voting is unnecessary because the Corporation has strong corporate governance provisions and practices in place that are responsive to stockholder concerns:

•	The Corporation has adopted a true majority voting standard in uncontested elections of directors, as described above.

•	The Board was declassified in 2007.

•	The Board consists of Independent Directors, other than our Chairman and Chief Executive Officer.

•	The Nominating and Corporate Governance Committee, the Audit Committee and the Management Development and Compensation Committee consist solely of Independent Directors.

•	The Corporation maintains a confidential voting policy.

•	The Board has recommended that stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to allow the holders of not less than 25 percent of the Corporation’s issued and outstanding shares of capital stock to request that a special meeting of stockholders be called.

•	The Corporation does not maintain superior voting rights for one or more classes of stock.

•	The Corporation eliminated the supermajority voting provisions contained in our Certificate of Incorporation in 2008.

•	Stockholders have the right to recommend nominees for consideration by the Nominating and Corporate Governance Committee for election to the Board, and there is consideration of stockholder input into the nomination process through interaction at the Corporation’s regularly scheduled annual stockholder meetings.

Stockholders may be interested to know that stockholders did not approve a similar cumulative voting proposal that was submitted to them for a vote last year.

For the reasons outlined above, the Board believes that cumulative voting is not in the best interests of the Corporation or its stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PART FOUR
OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 31, 2008 regarding the number of shares of our common stock beneficially owned by each director and nominee, by each executive officer named in “Executive Compensation” (collectively, the “named executive officers”), and by all directors, nominees and executive officers as a group.

	Amount and Nature of
Name	Beneficial Ownership(1)(2)(3)(4)(5)

Robert E. Abernathy	698,788	(6)
John R. Alm	9,471	(7)
Dennis R. Beresford	19,787	(6)
John F. Bergstrom	35,960	(6)(8)
Robert W. Black	67,301	(6)
Abelardo E. Bru	6,893
Mark A. Buthman	400,002	(6)
Robert W. Decherd	51,791	(6)(9)
Thomas J. Falk	2,173,708	(6)(10)
Mae C. Jemison, M.D.	17,142	(6)
James M. Jenness	3,758
Anthony J. Palmer	39,929	(6)
Ian C. Read	3,382
Linda Johnson Rice	25,793	(6)(11)
Marc J. Shapiro	41,128	(6)
G. Craig Sullivan	10,403	(12)
All directors, nominees and executive officers as a group (21 persons)	4,147,836	(6)(13)

(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group own less than one percent of the outstanding shares of our common stock.

(3)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.

(4)	For each named executive officer, share amounts include restricted share units granted under the 2001 Plan as indicated below. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Part Four — Other Important Information — Executive Compensation — Outstanding Equity Awards” for additional information regarding these grants.

	Time-Vested	Performance-Based
	Restricted Share	Restricted Share
Name of Individual	Units(#)	Units(#)

Robert E. Abernathy	29,576	44,124
Robert W. Black	14,003	25,940
Mark A. Buthman	25,887	36,864
Thomas J. Falk	121,224	163,273
Anthony J. Palmer	14,810	16,097

(5)	For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include restricted share units and shares of restricted stock granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote (3) to the 2008 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2008.

(6)	Includes shares of common stock held by the trustee of the Incentive Investment Plan for the benefit of, and that are attributable to, the accounts in the plan of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2008 by:

Number of Shares That Could be Acquired
Name of Individual	Within 60 Days of December 31, 2008

Robert E. Abernathy	500,771
Dennis R. Beresford	5,084
John F. Bergstrom	8,032
Robert W. Black	27,358
Mark A. Buthman	284,906
Robert W. Decherd	8,236
Thomas J. Falk	1,582,539
Mae C. Jemison, M.D.	5,084
Anthony J. Palmer	9,022
Linda Johnson Rice	7,626
Marc J. Shapiro	17,924
All directors, nominees and executive officers as a group (21 persons)	2,823,426

(7)	Includes 3,500 shares held by the trustee of the supplemental 401(k) plan maintained by Mr. Alm’s former employer.

(8)	Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(9)	Voting and investment power with respect to 25,000 of the shares is shared with Mr. Decherd’s spouse.

(10)	Includes 39,207 shares held by TKM, Ltd. and 256,145 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, (ii) a trust controlled by Mr. Falk and his spouse as limited partners, and (iii) two family trusts previously established for the benefit of Mr. Falk’s child as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, and (ii) a trust controlled by Mr. Falk and his spouse as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd.

TKM, Ltd. also has the right to acquire 94,790 shares within 60 days of December 31, 2008. These 94,790 shares are included in the 1,582,539 shares listed for Mr. Falk in footnote (6) above

(11)	Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice’s daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

(12)	Includes 2,000 shares held by a trust for the benefit of Mr. Sullivan’s children and for which Mr. Sullivan serves as the sole trustee.

(13)	Voting and investment power with respect to 432,934 of the shares is shared.

To further align management’s financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for key managers, including the named executive officers. See “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis — Additional Compensation Information — Target Stock Ownership Guidelines.”

In addition, our Corporate Governance Policies provide that, within three years of joining the Board, all Outside Directors should own an amount of the Corporation’s stock or stock units at least equal in value to three times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted stock and restricted share units (whether or not any applicable restrictions have lapsed), but not stock options (whether vested or unvested). As of December 31, 2008, the stock ownership levels specified by these guidelines had been met or exceeded by each of the Outside Directors, other than Messrs. Jenness and Read, who became directors in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding our named executive officers for 2008. Our named executive officers are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

• Executive Summary	33
• Executive Compensation Objectives and Policies	34
• Elements of Executive Compensation Program	35
• Peer Groups for Executive Compensation Purposes	36
• Direct Annual Compensation	37
• Process for Setting Direct Annual Compensation	38
• Chief Executive Officer Direct Annual Compensation	39
• Annual Cash Compensation	39
• Base Salary	39
• Annual Cash Incentives	40
• Committee Assessment of 2008 Performance	42
• Payouts for 2008	43
• Long-Term Equity Incentive Compensation	43
• Performance-Based Restricted Share Unit Awards	43
• Stock Option Awards	44
• Retirement Benefits	45
• Other Compensation	45
• Post-Termination Benefits	46
• Severance Pay Plan	46
• Executive Severance Plan	46
• Agreement with Mr. Kalmanson	46
• Executive Compensation for 2009	47
• Base Salary	47
• Annual Cash Incentives	47
• Long-Term Equity Incentive Compensation	48
• Additional Compensation Information	48
• Use of Independent Compensation Consultant	48
• Role of the Chief Executive Officer in Compensation Decisions	48
• Timing of Long-Term Equity Grants	48
• Policy on Incentive Compensation Claw-back	49
• Target Stock Ownership Guidelines	49
• Tax Deduction for Executive Compensation	50

Executive Summary

The Management Development and Compensation Committee (the “Committee”) authorized an executive compensation program in 2008 that is designed to achieve our executive compensation objectives described below. Consistent with our pay-for-performance objective, a significant portion of the 2008 direct annual compensation targets for the named executive officers consisted of performance-based compensation in the form of annual cash incentives and long-term equity incentive compensation.

In February 2008, base salaries for the named executive officers were set based on market levels, individual performance and experience and our salary guidelines. The Committee did not increase Mr. Falk’s base salary in 2008. Base salaries for the other named executive officers increased an average of 9.7 percent from 2007, and this increase considers some changes in senior management duties in addition to the factors described above.

In 2008, we were able to deliver continued progress in our top-line growth strategies, while continuing to operate our business efficiently. These advances, however, were not enough to offset a rapid run-up in our commodity costs during the first half of the year, as well as general economic weakness. As a result, adjusted earnings per share and adjusted return on invested capital (“ROIC”) were lower than planned. Consistent with our pay-for-performance philosophy described below, the Committee determined that the corporate performance component of the annual cash incentives for 2008 should be below target, at 55 percent. As a result, Mr. Falk’s annual incentive payout for 2008 was 55 percent of target, and after applying business unit or staff function performance, payouts for the other named executive officers ranged from 66 to 119 percent of target. The annual cash incentive for Mr. Falk decreased 62 percent from 2007 and for the other named executive officers decreased on average 38 percent from 2007. See “Committee Assessment of 2008 Performance” for more information regarding target levels and our 2008 performance.

In 2008, the Committee did not award time-vested restricted share units to our named executive officers in order to further emphasize the pay-for-performance aspect of this element of direct compensation. Long-term equity incentive compensation awards for named executive officers consisted of performance-based restricted share units and stock options.

As part of its ongoing review of our executive compensation program in comparison to developing trends, as well as in response to challenging economic conditions, the Committee has implemented several changes to our executive compensation program in late 2008 and in 2009, including:

•	our named executive officers’ base salaries were not increased for 2009,

•	dividend equivalents will not be paid on unvested performance-based restricted share units granted to the named executive officers in February 2009 and thereafter; instead, dividend equivalents on these units will be accumulated and paid after the performance-based restricted share units vest, based on the actual number of shares that vest,

•	the adoption of a policy by the Committee in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits,

•	the adoption of a policy by the Committee in February 2009 that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to the Corporation of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to the Corporation for the use,

•	the value of the long-term incentive grants made to our named executive officers in February 2009 was lower than in 2008 as a result of a lower share price,

•	in late 2008, salary, bonus and certain other benefits payable under our Executive Severance Plan (which provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment in connection with a change in control) were reduced from three years to two years, and

•	also in late 2008, the Committee amended our Severance Pay Plan, which provides severance benefits to most of our hourly and salaried employees (including our named executive officers), to reflect the expiration of our Global Business Plan Severance Pay Plan on December 31, 2008, as well as to bring the terms of the Severance Pay Plan in line with competitive practices at our peer group companies.

The Committee believes these measures to be appropriate in light of the current economic environment while still providing a competitive compensation package to our executive officers.

Executive Compensation Objectives and Policies

The Committee is responsible for establishing and administering our policies governing the compensation of our elected officers, including our named executive officers. In accordance with its charter, the Committee has adopted executive compensation policies that are designed to achieve the following four objectives:

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals and recognizes company performance compared to the performance of our peer groups.

•	Retention. Attract and retain executives whose abilities are considered essential to our long-term success and competitiveness.

•	Focus on Long-Term Success and Stockholder Alignment. Reward executives for long-term strategic management and enhancement of stockholder value. Align the long-term financial interest of our executives with those of stockholders.

These compensation objectives and policies seek to align the compensation of our elected officers, including our named executive officers, with the objectives of our Global Business Plan. Our Global Business Plan, which was established by our senior management and the Board, is designed to make the Corporation a stronger and more competitive company.

Elements of Executive Compensation Program

For 2008, the Committee authorized an executive compensation program to effect these objectives. The following table provides additional information regarding how the program is designed to achieve these objectives:

Element	Objectives Achieved	Purpose	Target Competitive Position

Base salary	• Pay-for-performance • Retention	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer groups • Actual base salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	• Pay-for-performance
Motivate and reward achievement of the following annual performance goals:
    • corporate key financial goals
    • other corporate financial and strategic performance goals
    • performance of the business unit or staff function of the individual, as applicable
• Target compared to median of peer groups • Actual payout will vary based on actual corporate and business unit or staff function performance

Long-term equity incentive	• Stockholder alignment • Focus on long-term success • Pay-for-performance • Retention	Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of: • performance-based restricted share units • stock option grants
• Target compared to median of peer groups
• Actual payout will vary based on actual stock performance
• Actual payout of performance-based restricted share units will also vary based on actual corporate performance

Retirement benefits	• Retention	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer groups

Perquisites	• Retention	Provide competitive benefits	• Subject to review and approval by the Committee on a case-by-case basis

Post-termination compensation (severance and change in control)	• Retention
Encourage attraction and retention of executives critical to our long-term success and competitiveness:
    • Severance Pay Plan, which provides eligible employees with payments and benefits in the event of certain involuntary terminations
    • Executive Severance Plan, which provides executives payments in the event of a qualified separation of service following a change in control
• Subject to review and approval by the Committee on a case-by-case basis

When setting compensation for our executive officers, the Committee considers direct annual compensation, which consists of the base salary, annual cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, other than to the extent that they affect direct annual compensation. See “Direct Annual Compensation.”

Peer Groups for Executive Compensation Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compared our programs to those at other companies. To facilitate this comparison, in 2008 the Committee used two peer groups, the Consumer Goods Peer Group and the General Industry Peer Group:

Consumer Goods Peer Group

• Anheuser-Busch Companies, Inc. • Avon Products, Inc. • Bristol-Myers Squibb Company • Campbell Soup Company • The Clorox Company • The Coca-Cola Company • Colgate-Palmolive Company	• ConAgra Foods, Inc. • General Mills, Inc. • The Hershey Company • H.J. Heinz Company • Johnson & Johnson • Kellogg Company • Kraft Foods, Inc.	• Newell Rubbermaid Inc. • Novartis AG • PepsiCo, Inc. • Pfizer Inc. • The Procter & Gamble Company • Sara Lee Corporation

General Industry Peer Group

• 3M Company
• Aetna Inc.
• Alcoa Inc.
• Amerada Hess Corporation
• American Electric Power
• Anheuser-Busch
 Companies, Inc.
• CIGNA Corporation
• Colgate-Palmolive Company
• Deere & Company
• E. I. du Pont de Nemours and
 Company
• Eastman Kodak Company
• Eli Lilly and Company
• Emerson Electric Co.
• Fluor Corporation

• FedEx Corporation
• General Dynamics
 Corporation
• General Mills, Inc.
• Halliburton Company
• The Hartford Financial
 Services Group, Inc.
• Honeywell International Inc.
• Illinois Tool Works Inc.
• International Paper Company
• Johnson Controls, Inc.
• Marriott International, Inc.
• Masco Corporation
• McDonald’s Corporation
• Medtronic, Inc.

• NIKE, Inc.
• Qwest Communications
• Raytheon Company
• Sara Lee Corporation
• Staples, Inc.
• Texas Instruments
 Incorporated
• Textron Inc.
• The Travelers Companies, Inc.
• U.S. Bancorp
• Union Pacific Railroad Co.
• Washington Mutual, Inc.
• Wyeth
• Xerox Corporation

The Consumer Goods Peer Group represents companies in our industry, while the General Industry Peer Group consists of companies that are similar in size to us and against which we believe we compete for executive talent. We average the results of the two peer groups together for the purposes of establishing comparative data. We believe that combining these groups provides a useful view of other compensation programs, in light of the broad range of companies with which we compete for executive talent.

The peer groups are developed without consideration of individual company compensation practices, and no company has been included or excluded from our peer groups because they are known to pay above-average or below-average compensation. We, the Committee and compensation consultants retained by us and the Committee also periodically review the peer groups, and the peer groups are revised as appropriate to ensure that they continue to represent similar global organizations with which we compete for executive talent in the marketplace. In 2008, we removed five companies from the Consumer Goods Peer Group as a result of mergers and acquisitions involving these companies. Also in 2008, we removed six companies from and added seven companies to the General Industry Peer Group. These changes were made to ensure that the companies in this peer group remain in a range that is comparable with our size.

The following table sets forth comparative data regarding the peer groups, at the time our 2008 compensation and performance objectives were determined:

Range of Individual
	Median Annual Revenue	Company Revenues

Consumer Goods Peer Group	$12.4 billion	$4.8 billion to $76.5 billion
General Industry Peer Group	$18.6 billion	$11.5 billion to $35.2 billion

Our net sales for 2007 were $18.3 billion.

Direct Annual Compensation

In setting 2008 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Committee considers annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Consistent with its approach to direct annual compensation, the Committee established 2008 direct annual compensation targets for each of our named executive officers. These target amounts formed the basis for the Committee’s compensation decisions in 2008, and the Committee believes that the 2008 target amounts it established were appropriate and consistent with our executive compensation objectives. For 2008, the direct annual compensation targets for our named executive officers were as follows:

2008 Direct Annual
Name	Compensation Target

Thomas J. Falk	$10,940,000
Mark A. Buthman	$3,121,000
Robert E. Abernathy	$3,456,300
Robert W. Black	$2,536,000
Anthony J. Palmer	$2,025,000

As described in more detail below, there is a significant performance-based compensation component included in these direct annual compensation targets. Therefore, our results and our stock price performance have a significant impact on the value realized. For example, although we expect our results and stock price to improve in future years, the value of this direct compensation package as of December 31, 2008 for Mr. Falk was 74 percent less than the above direct annual compensation target and for the other named executive officers was, on average, 60 percent less than these targets. These percentages are based on the base salary set for 2008, the actual annual cash incentive payment made for 2008, the value of stock options granted in 2008 (based on the closing price of our common stock on December 31, 2008) and the value of performance-based restricted share units granted in 2008 (based on the closing price of our common stock on December 31, 2008 and a 15 percent vesting rate as described in “Long-Term Equity Incentive Compensation — Performance-Based Restricted Share Units”).

The 2008 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table because:

•	Base salaries are adjusted on April 1 of each year while the Summary Compensation Table includes salaries for the calendar year.

•	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2008.

•	Annual stock awards are valued at full grant date value instead of the amount required to be included in the Summary Compensation Table.

•	As described under “Long-Term Equity Incentive Compensation — Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table.

•	In setting direct annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

As shown in the following charts, performance-based compensation (annual cash incentive, performance-based restricted share units and stock options) constituted a significant portion of our named executive officers’ direct annual compensation targets. Similarly, a large percentage of the direct compensation targets was in the form of equity (performance-based restricted share units and stock options).

Process for Setting Direct Annual Compensation.  In setting the direct annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are compared to the median of the peer groups described above. In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above target compensation if they deliver above-target performance on these goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay-for-performance” culture.

In setting compensation for executive officers who join us from other companies, the Committee evaluates both market data for the position to be filled as well as the officer candidate’s compensation history at other companies. The Committee recognizes that, in order to successfully recruit candidates to leave their current position and to join us, the candidates’ compensation package will likely have to exceed their current compensation and may put an executive’s compensation above the median of the peer groups.

Chief Executive Officer Direct Annual Compensation.  Mr. Falk’s direct annual compensation is determined by the Committee in the same manner as the direct annual compensation of the other named executive officers, based on the policies and process described above. Mr. Falk’s direct annual compensation is at or near the median of direct compensation for chief executive officers of companies included in the peer group comparison with comparable levels of responsibilities.

The difference between Mr. Falk’s compensation and that of the other named executive officers reflects the significant difference in their relative responsibilities. Mr. Falk’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executive officers. A contributing factor in the disparity of responsibilities is that the Corporation’s organizational structure does not include a Chief Operating Officer. As a result, the market pay level for Mr. Falk is substantially higher than the market pay for other officer positions.

Annual Cash Compensation

In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. The cash compensation is divided between base salary and an annual cash incentive payment.

Base Salary.  Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments are generally effective on April 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our peer group companies, the individual executive’s performance and experience in the position, and our salary increase guidelines. These guidelines permitted annual salary increases from zero to ten percent, depending on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year, and the executive’s leadership performance as measured against the following six leadership attributes:

•	visionary

•	inspirational

•	innovative

•	decisive

•	collaborative

•	building talent

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. Executives may be paid above or below the median depending on their experience and performance.

In 2008, the Committee did not increase Mr. Falk’s base salary, based on the Committee’s determination that Mr. Falk’s base salary was at or near the median of our peer group companies.

As a result of Steven R. Kalmanson’s retirement in 2008, Mr. Abernathy was appointed Group President — North Atlantic Consumer Products, and Mr. Black replaced Mr. Abernathy as Group President — Developing and Emerging Markets. The Committee considered these changes in duties, as well as the other factors described above, when approving the base salaries for Messrs. Abernathy and Black. The Committee approved base salary increases for the remaining named executive officers as a result of the process described above.

The base salaries paid to our named executive officers in 2008 can be found in the Summary Compensation Table.

Annual Cash Incentives.  Consistent with our compensation objective to support a performance-oriented environment, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving our annual financial performance objectives.

The target level for these annual payments is a percentage of the executive’s base salary, and that percentage is compared to the median of the peer group comparison described above and is set as described under “Direct Annual Compensation.” In 2008, to enhance the alignment of the target level of the annual cash incentive payments with our peer groups, this target payment percentage was increased from 120 percent to 140 percent of base salary for Mr. Falk and from 80 percent to 85 percent of base salary for the other named executive officers. The range of possible payouts is expressed as a percentage of the target level and was determined based on competitive factors and the goal of encouraging a performance-oriented environment. The target payment amounts and range of possible payouts for 2008 were as follows:

	Target Payment Amount	Possible Payout

Chief Executive Officer	140% of base salary	0% - 228% of target payment amount
Other Named Executive Officers	85% of base salary	0% - 228% of target payment amount

Under the program, a significant percentage of the annual cash incentive is dependent on performance measured against corporate goals and business unit or staff function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from the financial and strategic goals stated in our Global Business Plan. These performance goals and target levels represent an exercise of discretion by the Committee under this program to limit the amount of the incentive payments. Under the program, in the absence of this exercise of discretion, each of the executives would be entitled to an award equal to 0.3 percent of the Corporation’s adjusted earnings.

For 2008, the Committee established the following performance goals and relative weights for our named executive officers:

	Thomas J.	Mark A.	Robert E.	Robert W.	Anthony J.
	Falk	Buthman	Abernathy	Black	Palmer

Corporate performance	100%	70%	50%	50%	70%
Performance of business unit or staff function	—	30	50	50	30

Total	100%	100%	100%	100%	100%

Corporate performance consists of (i) corporate key financial goals and (ii) other corporate financial and strategic performance goals, with these components weighted 70 percent and 30 percent, respectively.

The Committee has established these allocations to strike an appropriate balance between aligning the executives with our overall corporate objectives and with individual performance accountability for each executive’s area of responsibility. Each year, the Committee determines the appropriate split between corporate and business unit or staff function performance goals based on its assessment of the appropriate balance.

•	Corporate key financial goals

•	Adjusted EPS. Adjusted EPS consists of diluted net income per share that is then adjusted to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes. In 2008, the following adjustments were made to diluted net income per share to determine adjusted EPS:

Diluted Net Income Per Share	$4.04
Adjustments for:
Add — Charges for Strategic Cost Reduction Plan	0.09
Add — Extraordinary loss related to consolidation of financing entities	0.02
Subtract — Rounding	(0.01)

Adjusted EPS	$4.14

•	Net Sales. Net sales are a key indicator of our overall growth and creates an incentive to seek an increasing role in the markets in which we compete.

•	Adjusted ROIC. After adjusted EPS and net sales are determined as described above, a multiplier based on adjusted return on invested capital is applied to the result to determine the payout percentage. ROIC is a measure of the return we earn on the capital invested in our businesses. Adjusted ROIC measures our efficiency in allocating our capital and creates an incentive to maximize returns on our capital. For purposes of determining annual cash incentive amounts, we calculate adjusted ROIC using our reported financial results, adjusted for the same items described above in determining adjusted EPS. In addition, certain notes receivable related to financing entities that were required to be consolidated in 2008 as a result of a required accounting change are excluded when determining adjusted ROIC. The formula we use to calculate ROIC can be accessed under the Investors section of our website at www.kimberly-clark.com.

•	Other corporate financial and strategic performance goals. The Committee also established other corporate financial and non-financial strategic performance goals that are intended to challenge our executives and to incentivize them to stretch to exceed our long-term objectives. These goals, intended to further align compensation with achieving the goals of our Global Business Plan, included:

•	Net sales growth in certain consumer products markets and businesses.

•	Net sales growth in certain consumer products markets outside the United States.

•	Net sales growth in certain markets of our healthcare business.

•	Sales growth in our professional-workplace businesses.

•	Achieving benefits anticipated from competitive improvement initiatives and cost savings and productivity programs.

•	Improvement in primary working capital.

•	Margin-enhancing innovation measured by gross margin improvement in certain replacement products and incremental net sales growth.

•	Brand equity improvement in certain brands.

Actual performance in these areas is reviewed following the end of the year, and the Committee determines a payout percentage based on its assessment of the degree to which these goals are achieved.

•	Performance of business unit or staff function. Our Chief Executive Officer establishes individual business unit or staff function performance goals that are intended to challenge the executives to exceed the objectives for that business unit or staff function. Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer, the Committee then determines a payout percentage for the executive based on this performance assessment.

From 2004 through 2008, the average payout for corporate goals (the combination of corporate key financial goals and other corporate financial and strategic performance goals) has been 119 percent. During this period, we achieved performance in excess of the target level twice and below the target level three times, and did not achieve the maximum performance level in any of these years. From 2005 through 2008 (the period for which business unit or staff function performance has been included in the determination of annual cash incentive payments), total payout percentages (including business unit or staff function performance) for the current named executive officers ranged from 55 percent to 187 percent of the participant’s target award opportunity, with an average approximate payout percentage over the past four years of 110 percent of the target award opportunity. Generally, the Committee seeks to set the minimum, target, and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Committee Assessment of 2008 Performance.

•	Corporate key financial goals. In 2008, the key financial goals at the corporate level, the potential payouts for achieving these goals, and the actual 2008 results as determined by the Committee were as follows:

	Potential Payout as a Percentage of Target
	0%	100%	200%	Actual

Adjusted EPS	$4.25	$4.50	$4.75	$ 4.14
Net Sales (billions)	$18.30	$19.30	$20.30	$ 19.42
	0.8 x	1.0 x	1.2 x

Adjusted ROIC multiplier (basis point (bps) improvement)	0 bps	10 bps	40 bps	(110) bps

Based on these results, the Committee determined that the payout percentage for achieving the key financial goals should be 44 percent of target.

•	Other corporate financial and strategic performance goals. The Committee also assessed performance against the other financial and strategic performance goals established at the beginning of 2008. Regarding these goals, the Committee determined that many were successfully achieved, and that some progress was made on the remaining goals. On balance, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 80 percent of target.

•	Performance of business unit or staff function. Our Chief Executive Officer provides the Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that business unit or staff function. Based on performance of the business unit or staff function, the Committee determined payout percentages for business unit or staff function performance that, for our named executive officers, ranged from 77 percent to 183 percent of target.

Payouts for 2008.  The following table summarizes the payout opportunities and shows the actual payout of annual cash incentives for 2008 for our named executive officers:

	Annual		Annual		2008 Annual
	Incentive Target		Incentive Maximum		Incentive Payout
	% of Base		% of		% of
	Salary	Amount($)	Target	Amount($)	Target	Amount($)

Thomas J. Falk	140%	1,714,994	228.0%	3,910,187	55%	943,247
Mark A. Buthman	85%	561,000	219.6%	1,231,956	66%	370,260
Robert E. Abernathy	85%	531,250	228.0%	1,211,250	66%	349,745
Robert W. Black	85%	476,000	228.0%	1,085,280	119%	565,581
Anthony J. Palmer	85%	425,000	219.6%	933,300	67%	284,750

Due to the change in his duties in March 2008, the payout of the annual cash incentive for 2008 for Mr. Abernathy was pro-rated to take into account the change in business unit responsibilities.

The cash incentive payments were paid to the executives in February 2009 and are included in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment, and offering competitive compensation packages. When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, our stock price performance and other market factors. The 2008 long-term equity incentive awards were granted in April 2008 based on an assessment of those factors at that time. Because these awards are part of our annual compensation program that compares direct annual compensation to the median of our peer group comparison, adjusted as described under “Direct Annual Compensation,” grants from prior years were not considered when setting 2008 targets or granting awards.

For 2008, the Committee set the long-term equity incentive compensation grant value for each executive based on the goal of first comparing direct annual compensation to the median of the peer groups, adjusted as described under “Direct Annual Compensation” and to reflect the performance of the executive officer. This grant value was then divided into grants, described in more detail below, consisting of:

•	Performance-based restricted share units, and

•	Stock options.

In previous years, named executive officers also received grants of time-vested restricted share units as part of their long-term equity incentive compensation grant. In order to further emphasize the pay-for-performance aspect of this element of direct compensation, time-vested restricted share units were not awarded in 2008.

Performance-Based Restricted Share Unit Awards.  In 2008, executives received awards of performance-based restricted share units with a value equal to two-thirds of the target grant date value for long-term equity incentive compensation. For this purpose, performance-based restricted share units are valued on the basis that one unit has the same value as one share of our common stock on the date of grant.

For the performance-based restricted share unit awards granted in 2008, the actual number of shares to be received by the executives will range from zero to 150 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met. The performance objectives for the 2008 awards are based on average net sales growth and the average adjusted ROIC for the period January 1, 2008 through December 31, 2010, as follows:

	Relative	Potential Payout as a Percentage of Target
Goal	Weight	0%	50%	100%	150%

Net Sales Growth	50%	1.00%	3.00%	5.00%	7.00%
Adjusted ROIC	50%	15.20%	15.35%	15.50%	15.65%

For the 2008 awards, adjusted ROIC is calculated in the same manner as described above for purposes of determining annual cash incentive amounts.

The performance objectives attempt to balance our Global Business Plan objectives, including annual net sales growth of three to five percent and average adjusted ROIC improvement of 40 to 50 basis points per year during this period, peer group performance and our past and future performance. Information regarding restricted share unit awards granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

In April 2008, the Committee reviewed the results of the 2005 through 2007 performance period for the performance-based restricted share units granted in 2005. Based on this review, the Committee determined that the Corporation’s adjusted ROIC for this period had exceeded the target and approached the maximum, resulting in a payout percentage of 140 percent. The following chart includes information about the opportunities and payouts regarding this grant:

			2005 - 2007 Performance-Based
			Restricted Share Unit Award
		Maximum	(Paid in April 2008)
	Target Amount	Amount of	% of	Amount of
	of Shares(#)	Shares(#)	Target	Shares(#)

Thomas J. Falk	41,944	62,916	140%	58,722
Mark A. Buthman	9,201	13,802	140%	12,881
Robert E. Abernathy	9,471	14,207	140%	13,259
Robert W. Black	—	—	—	—
Anthony J. Palmer	—	—	—	—

When these grants were made in 2005, Messrs. Black and Palmer were not employed by the Corporation. The shares underlying this performance-based restricted share unit award were distributed to the executives in April 2008 and are included in the Option Exercises and Stock Vested in 2008 table.

As of February 10, 2009, the performance-based restricted share units granted in 2008, 2007 and 2006 were on pace to vest at the following levels: 15 percent for the 2008 award, 10 percent for the 2007 award, and 30 percent for the 2006 award.

Stock Option Awards.  In 2008, executive officers also received awards of stock options with a value equal to one-third of the target grant date value for long-term equity incentive compensation. For this purpose, stock options are valued on the basis that one option has the same value as 20 percent of the price of one share of the Corporation’s common stock on the date of grant. The value we use for this purpose differs from, and in 2008 was higher than, the value we use for financial statement purposes. The Committee believes that this value is an appropriate way to determine the number of options to be granted under the 2001 Plan because it provides more consistent application and is not subject to the volatility inherent in the Black-Scholes-Merton valuation method used for financial statement purposes. This value was reduced from 25 percent to 20 percent in 2008, as a result of reduced volatility in the Corporation’s stock price. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Retirement Benefits

In addition to cash and long-term equity incentive compensation, we maintain a funded, tax-qualified, non-contributing defined benefit pension plan for employees, including named executive officers, who joined the Corporation before January 1, 1997. We also maintain supplemental pension plans that provide benefits to the participants in the pension plan as are necessary to fulfill the intent of our pension plan without regard to the limitations imposed by the Internal Revenue Code on qualified pension plans. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits.”

For employees who joined the Corporation on or after January 1, 1997, or for those employees who elected to opt out of continuing service accruals in our pension plans, we maintain an additional tax-qualified defined contribution plan (the Retirement Contribution Plan). In addition, we maintain the Retirement Contribution Excess Benefit Program (the “supplemental Retirement Contribution Program”), which is a nonqualified defined contribution plan that is intended to provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Internal Revenue Code. For a more detailed explanation of the Retirement Contribution Plan and supplemental Retirement Contribution Program, and the current balance of amounts contributed on behalf of our named executive officers who participate in these plans, see “Nonqualified Deferred Compensation.”

We also maintain a tax-qualified defined contribution plan (the Incentive Investment Plan), which is a 401(k) plan that covers eligible employees, including our named executive officers. For more information, see “Nonqualified Deferred Compensation — Overview of Qualified and Non-Qualified Plans.”

The Committee believes that the retirement benefit and contribution plans described above are important parts of our compensation program. These plans are consistent with those maintained by our peer group companies and are therefore necessary in order to remain competitive with them for recruiting and retaining executive talent. Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans generally increase for each year they remain employed by us.

Other Compensation

We provide our executive officers with perquisites, including personal financial planning services provided by an independent firm, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider, and personal use of corporate aircraft. The personal financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. Our Chief Executive Officer no longer receives personal financial planning services pursuant to this program. The executive health screening program provides executives with additional services that help maintain their overall health. We encourage our executives to take advantage of this service.

The Board of Directors has approved an executive security program for our Chief Executive Officer. Under this program, our Chief Executive Officer is required to use our corporate aircraft for all business and personal travel, and security services are provided for him at all times, including at his office, other company locations and his residences. Periodically, a security assessment is conducted by an independent security consultant, and the program is reviewed by the Board, to ensure that security measures provided by us are appropriate. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. In addition, if a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel. The incremental cost to us of providing security services at Mr. Falk’s residences, personal travel for our named executive officers and their guests on our corporate aircraft, and any related tax reimbursements and gross-ups is included in “All Other Compensation” in the Summary Compensation

Table. In February 2009, the Committee adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to the Corporation of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to the Corporation for the use. In addition, the Committee adopted a policy in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.

In general, these perquisites made up less than three percent of total compensation for our named executive officers in 2008.

Post-Termination Benefits

We maintain several severance plans for our executive officers, depending on the circumstances that resulted in their termination. Benefits under these plans are payable only if the executive’s employment terminates as specified in the applicable severance plan. An executive officer may not receive severance under more than one severance plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change in Control — Severance Benefits.”

Severance Pay Plan.  Our Severance Pay Plan provides severance benefits to most of our hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service. Following a review of benchmarking of competitive practices at peer group companies, the Committee approved an amendment to this plan, effective January 1, 2009, to reflect the expiration of the Global Business Plan Severance Pay Plan on December 31, 2008 and to bring the terms of the Severance Pay Plan in line with competitive practices at our peer group companies. See “Potential Payments on Termination or Change in Control — Severance Benefits.”

Executive Severance Plan.  Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change in control. For an eligible employee to receive a payment under this plan, both a change in control must occur and the employee’s employment must be terminated (often referred to as a “double trigger”).

In 2008, the Committee benchmarked practices at peer group companies. Following this review, the Committee revised the plan in November 2008 to reduce the severance benefits payable in connection with a change in control. In particular, the amounts of salary, bonus and certain other benefits payable to the named executive officers have been reduced from three years to two years under the amended plan, as follows:

•	the multiple of annual base salary and the target bonus award was reduced to two times these amounts from three times;

•	the value of additional benefit accruals or contributions under the pension plan, Retirement Contribution Plan and their related supplemental plans was reduced to two years from three years; and

•	the amount of COBRA premiums for medical and dental coverage was reduced to two years from three years.

Each of the named executive officers entered into new agreements under the revised plan that expire on December 31, 2011.

Agreement with Mr. Kalmanson.  On March 17, 2008, we entered into an agreement with Steven R. Kalmanson, formerly Group President — North Atlantic Consumer Products, under which he agreed to serve as an Executive Vice President from April 1, 2008 until December 31, 2008. In this new role, he worked full time through June 30, 2008 and received a reduced salary from July 1, 2008 through December 31, 2008. On July 1, 2008, his base salary was reduced by 50 percent to reflect his reduced responsibilities at that time. In addition, he was eligible for a pro-rated portion of any 2008 annual cash incentive award he would otherwise have been provided under the terms of that program.

Upon his retirement, Mr. Kalmanson became eligible for severance benefits under our Global Business Plan Severance Pay Plan. In accordance with the terms of this plan, he elected to receive an unreduced pension benefit plus $10,000 in lieu of the other severance benefits provided in that plan. In addition, we will pay for the first six months of medical benefits under COBRA. For more information regarding the Global Business Plan Severance Pay Plan, see “Potential Payments on Termination or Change in Control — Severance Benefits.”

Mr. Kalmanson has agreed to remain available to consult with us for two years following his retirement and will be paid a total fee of $400,000 over this consulting period. During this time, he is prohibited from competing against us or soliciting our employees to work for a competitor. He has also agreed that he will not disclose our confidential information or disparage us. In addition, the agreement provides for his release of us from legal claims.

Executive Compensation for 2009

Base Salary.  In February 2009, the Committee approved the following base salaries for our named executive officers, effective on April 1, 2009:

Name	Base Salary($)
Thomas J. Falk	1,225,000
Mark A. Buthman	660,000
Robert E. Abernathy	625,000
Robert W. Black	560,000
Anthony J. Palmer	500,000

For Mr. Falk, this base salary has not changed since April 1, 2007. For the remaining named executive officers, these base salaries are unchanged from April 1, 2008.

Annual Cash Incentives.  In February 2009, the Committee also established objectives for 2009 annual cash incentives payable in 2010 to our executive officers. Depending on actual performance in 2009 against the financial and non-financial goals, 2009 incentive payments could range from zero to 200 percent of the named executive officers’ target payments.

As discussed in “Annual Cash Compensation — Annual Cash Incentives” above, the Committee sets the appropriate split among corporate key financial goals, other corporate financial and strategic performance goals, and business unit or staff function objectives each year.

Incentive payments for 2009 will be based on the Committee’s judgment regarding our corporate and the executive officers’ performance in 2009 against those objectives. The corporate key financial goals for 2009 are designed to permit a continued focus on executing our long-term Global Business Plan objectives and include achieving adjusted earnings per share, net sales and adjusted ROIC goals.

The Committee also established other corporate financial and non-financial goals for 2009. These goals, intended to further align compensation with achieving our Global Business Plan, include:

•	Consolidated cash provided by operations.

•	Consolidated gross margin improvement.

•	Cost savings efforts and working capital improvement.

•	Driving margin-enhancing innovation.

•	Brand equity attribute improvement in key categories and markets.

•	Diversity and inclusion efforts.

In addition, goals have been established for each named executive officer, other than our Chief Executive Officer, relating to his or her specific staff function or business unit.

Long-Term Equity Incentive Compensation.  The Committee granted performance-based restricted share units to our named executive officers in February 2009. The performance objectives for the performance-based restricted share unit awards granted in 2009 are based on average net sales growth and the average adjusted ROIC for the period January 1, 2009 through December 31, 2011. The actual number of shares to be received by the executives will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met. See “Summary Compensation Table,” “Grants of Plan-Based Awards” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Dividend equivalents will not be paid on unvested performance-based restricted share units granted to the named executive officers in February 2009 and thereafter; instead, dividend equivalents on these units will be accumulated and paid after the performance-based restricted share units vest, based on the actual number of shares that vest.

Information regarding the performance-based restricted share unit awards granted on February 26, 2009 to our named executive officers is set forth below.

	Performance-Based
	Restricted Share Units
	Target Amount	Maximum Amount
	of Shares (#)	of Shares (#)

Thomas J. Falk	85,727	171,454
Mark A. Buthman	20,360	40,720
Robert E. Abernathy	27,147	54,294
Robert W. Black	16,074	32,148
Anthony J. Palmer	11,787	23,574

Additional Compensation Information

Use of Independent Compensation Consultant.  As previously discussed, the Committee engaged The Delves Group as its independent consultant to assist it in determining the appropriate executive officer compensation in 2008 pursuant to our compensation policies described above. The Delves Group had no other business relationship with the Corporation and received no payments from us other than fees for services to the Committee. See “Part Two — Corporate Governance Information — Management Development and Compensation Committee” for information about the use of compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

Timing of Long-Term Equity Grants.  Our policies and stock option plans require options to be granted at no less than the closing price of our common stock on the date of grant. The Committee’s practice is to award options at its April Committee meeting. Committee meeting dates are set by the Committee at least one year in advance. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information.

Through 2008, the Committee has awarded executive officers restricted share units at the same time it has granted stock options. In 2009, the Committee awarded performance-based restricted share units to executive officers at its February Committee meeting, and it intends to continue this practice. We believe this practice is consistent with award practices at other large public companies. Prior to 2004, restricted stock was awarded at various meetings of the Committee for retention purposes. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.

The Committee administers our equity plans, which were approved by our stockholders in 1992 and 2001. Two categories of stock grants have been made under our equity plans: annual grants and recruiting or retention grants. Annual grants are made each year at a meeting of the Committee, as described above. Annual grants have accounted for approximately 99.5 percent of all options granted under these plans since 1993. Our executives are not permitted to choose the grant date for their individual stock option grants.

Our Chief Executive Officer has limited authority to grant employee stock options, restricted stock and restricted share units in connection with recruiting and special employee recognition and retention matters. Any recruiting and retention grants may not exceed 200,000 stock options, shares of restricted stock or restricted share units, in the aggregate, in any calendar year. These recruiting and retention grants are made on a pre-determined date following the release of our earnings during each quarter. Our Chief Executive Officer is not permitted to make any recruiting and retention grants to any of our executive officers.

Policy on Incentive Compensation Claw-back.  As described above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct the Corporation to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Target Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our corporate officers, including our named executive officers.

All executive officers are expected to own our common stock in an amount equivalent to three times their annual base salary. The Chief Executive Officer is expected to own an amount of our common stock which is six times his annual base salary. Failure to attain targeted stock ownership levels within five years can result in a reduction in future long-term equity incentive awards granted to the executive. In determining whether our stock ownership guidelines have been met, restricted stock and time-vested restricted share units are considered as being owned and performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels were reviewed in mid- to late-2008 for compliance with these guidelines, based on our stock price as of August 15, 2008. This review date permitted executive officers not in compliance with the guidelines sufficient time to acquire additional shares prior to the end of the year and the determination of long-term equity incentive award grants in 2009. Based on our stock price on this review date of August 15, 2008, as well as on December 31, 2008, the stock ownership levels specified by the guidelines have been met or exceeded by each of our named executive officers, other than Messrs. Black and Palmer, who joined the Corporation in 2006.

We have a policy that mandates that all executive officers must review transactions involving our common stock or other securities related to our common stock with our legal department prior to entering into the transactions.

Although we do not have a formal policy prohibiting transactions that hedge an executive officer’s economic risk of owning shares of our common stock, an executive officer must obtain prior clearance from our legal department prior to engaging in any hedging transaction in order to ensure compliance with applicable laws. Any shares that an employee may own subject to a market put or call option are excluded for purposes of determining compliance with our stock ownership guidelines. None of our executive officers engaged in any hedging transactions in 2008.

Tax Deduction for Executive Compensation.  The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several classes of executive compensation including the option awards to executive officers are designed to meet the requirements for deductibility. Other classes of executive compensation including the long-term equity grants as described above may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In our view and the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Management Development and Compensation Committee Report

In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2008.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James M. Jenness, Chairman
Abelardo E. Bru
Mae C. Jemison, M.D.
G. Craig Sullivan

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Our named executive officers include our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2008. Additional information regarding the items reflected in each column follows the table.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

Thomas J. Falk	2008	1,224,996	2,208,418	1,479,661	943,247	1,276,613	103,896	7,236,831
Chairman of the	2007	1,212,497	4,744,250	1,343,165	2,498,992	1,195,872	143,406	11,138,182
Board and Chief	2006	1,175,000	5,695,857	1,477,498	1,367,700	1,057,314	118,565	10,891,934
Executive Officer
Mark A. Buthman	2008	645,000	492,700	323,032	370,260	252,410	114,775	2,198,177
Senior Vice President	2007	578,756	963,722	288,786	734,400	221,778	88,087	2,875,529
and Chief Financial	2006	507,517	1,139,698	318,604	405,425	192,137	78,881	2,642,262
Officer
Robert E. Abernathy	2008	606,249	788,743	494,612	349,745	433,139	100,337	2,772,825
Group President —	2007	545,009	1,212,724	348,264	822,794	529,655	11,250	3,469,696
North Atlantic	2006	521,285	1,290,421	349,006	437,394	404,905	14,608	3,017,619
Consumer Products
Robert W. Black(1)	2008	549,999	166,108	247,791	565,581	0	99,897	1,629,376
Group President —	2007	514,997	256,957	170,450	616,715	0	81,581	1,640,700
Developing and
Emerging Markets
Anthony J. Palmer(2)	2008	491,250	741,656	153,919	284,750	0	93,459	1,765,034
Senior Vice President and Chief Marketing Officer

(1)	Because Mr. Black became one of our three other most highly compensated executive officers in 2007, his 2006 compensation is not included in this table.

(2)	Because Mr. Palmer became one of our three other most highly compensated executive officers in 2008, his 2007 and 2006 compensation is not included in this table.

Salary.  The amounts in this column represent base salary earned during the year.

Stock Awards and Option Awards.  The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved 2001 Plan.

The restricted share unit awards either vest over time or based on the achievement of performance-based standards.

The amounts for each year represent the portion of the grants, including those made in prior years, that is expensed in that year under FAS 123R; however, the amounts exclude any forfeiture assumptions related to service-based vesting conditions, as required by the SEC’s rules. Compensation expense for the stock awards is calculated under FAS 123R using the closing price of our common stock on the date of grant and spread over the vesting period of the restricted share unit. We have accelerated recognition of compensation expense for option awards held by Mr. Abernathy because he shortly will be retirement eligible. See Notes 8, 6, and 7 to our audited financial statements included in our Annual Reports on Form 10-K for 2008, 2007, and 2006, respectively, for the assumptions we used in valuing and expensing these restricted share units and option awards in accordance with FAS 123R.

The grant date value, determined in accordance with FAS 123R, for the 2008 grants is reflected in the Grants of Plan-Based Awards table. See “Discussion of Summary Compensation and Plan-Based Awards Tables” for information regarding the terms and conditions of these awards.

Non-Equity Incentive Plan Compensation.  The amounts in this column are the annual cash incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to the named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefit under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury Bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with our financial statements. For purposes of this proxy statement, our actuary has provided revised amounts for 2006 and 2007 to reflect this rate. We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.” There were no changes to the benefits payable under the pension plans in 2006, 2007 or 2008.

Messrs. Falk and Abernathy have deferred compensation in prior years pursuant to the Deferred Compensation Plan. Earnings on that deferred compensation are not included in the Summary Compensation Table because the earnings were not above-market or preferential. Messrs. Buthman, Black and Palmer participate in the supplemental Retirement Contribution Program, a non-qualified defined contribution plan. Earnings on that plan are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and Messrs. Falk’s, Buthman’s, Abernathy’s, Black’s, and Palmer’s earnings under those plans in 2008.

All Other Compensation.  All other compensation consists of the following:

			Defined
			Contribution	Tax
		Perquisites	Plan Payments	Gross-Ups	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)

Thomas J. Falk	2008	88,841	6,900	8,155	103,896
	2007	114,960	6,750	21,696	143,406
	2006	102,491	6,600	9,474	118,565
Mark A. Buthman	2008	5,950	108,825	0	114,775
	2007	7,777	79,101	1,209	88,087
	2006	7,694	71,187	0	78,881
Robert E. Abernathy	2008	56,420	6,900	37,017	100,337
	2007	4,500	6,750	0	11,250
	2006	5,500	6,600	2,508	14,608
Robert W. Black	2008	7,023	92,874	0	99,897
	2007	10,294	71,287	0	81,581
Anthony J. Palmer	2008	8,000	85,459	0	93,459

(1)	Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis — Other Compensation.”

Except with respect to Messrs. Falk and Abernathy, amounts shown as perquisites consist solely of amounts paid pursuant to our Executive Financial Counseling Program and our executive health screening program. Amounts shown as perquisites for Mr. Abernathy in 2008 consist of $48,670 for reimbursement of moving and related expenses, as well as $7,750 paid pursuant to our Executive Financial Counseling Program. Perquisites for Mr. Falk included the following:

	Executive			Executive
	Financial	Personal Use		Health	Travel to
	Counseling	of Corporate	Security	Screening	Board
	Program($)(a)	Aircraft($)(b)	Services($)(c)	Program($)	Events($)(d)	Total($)

2008	0	54,395	34,446	0	0	88,841
2007	0	45,320	56,120	0	13,520	114,960
2006	12,000	40,416	48,345	1,730	0	102,491

(a)	As of 2007, our Chief Executive Officer no longer receives personal financial counseling under this program.

(b)	Our Chief Executive Officer is required to use our corporate aircraft for personal travel pursuant to an executive security program established by the Board. The amount shown for personal use of our aircraft is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel. Items included in calculating this variable cost are crew travel costs, crew meals, fuel, catering, supplies, landing and parking fees, and any increases in parts and maintenance costs that directly resulted from this personal travel. Non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft are excluded. In February 2009, the Committee adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to the Corporation of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to the Corporation for the use.

(c)	Personal security services provided as required by our chief executive officer security program.

(d)	Incremental travel and related costs, including for Mr. Falk’s spouse and child who accompanied him, in connection with Board meetings and customer site visits in Turkey and Russia in 2007. These meetings and visits continued a long-standing practice of the Board to periodically visit our important international markets and to be accompanied by spouses/guests on these visits.

(2)	Defined Contribution Plan Payments. Matching contributions were made under the Incentive Investment Plan for all named executive officers. The value for Messrs. Black, Buthman and Palmer also includes amounts contributed or allocated to the Retirement Contribution Plan and supplemental Retirement Contribution Program. Messrs. Buthman, Black and Palmer are the only named executive officers who participate in the Retirement Contribution Plan and supplemental Retirement Contribution Program, which are described under “Compensation Discussion and Analysis — Retirement Benefits.”

(3)	Tax Gross-Ups. The amount shown in 2008 for Mr. Abernathy reflects tax reimbursement for moving and related expenses incurred for a relocation in connection with his change in duties. For the remaining named executive officers, and for Mr. Abernathy in 2006, amounts reflect tax reimbursement and related gross-ups with respect to certain business and personal use of our corporate aircraft. In addition, for Mr. Falk, the amounts in 2007 reflect tax reimbursement and related gross-up with respect to (i) travel for Mr. Falk’s spouse and child for the Board meetings and customer site visits in Turkey and Russia described above, and (ii) tour of historical sites in Turkey for Mr. Falk, his spouse and child. The Committee adopted a policy in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.

(4)	Certain Dividends. The named executive officers also receive dividends on restricted stock and dividend equivalents on restricted share units held by them at the same rate and on the same dates as dividends are paid to our stockholders. Dividend equivalents will not be paid on unvested performance-based restricted share units granted to the named executive officers in February 2009 and thereafter; instead, dividend equivalents on these units will be accumulated and paid after the performance-based restricted share units vest, based on the actual number of shares that vest. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by our named executive officers are not included in the Summary Compensation Table. Under the terms of their letter agreements, Mr. Black’s and Mr. Palmer’s dividend equivalents on their respective restricted share unit awards granted as part of their signing bonuses are reinvested in additional restricted share units. The grant date fair value of these reinvested dividend equivalents is reflected in the following table. The named executive officers received the following dividends and dividend equivalents on the restricted stock and restricted share units held by them:

Name	Year	Dividends Received($)

Thomas J. Falk	2008	630,171
	2007	699,533
	2006	544,879
Mark A. Buthman	2008	142,368
	2007	137,057
	2006	110,116
Robert E. Abernathy	2008	161,869
	2007	145,403
	2006	119,289
Robert W. Black	2008	73,162
	2007	40,754
Anthony J. Palmer	2008	67,500

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to the named executive officers during 2008 on a grant-by-grant basis.

Grants of Plan-Based Awards in 2008

									All Other
									Option		Grant
									Awards:	Exercise	Date Fair
									Number of	or Base	Value of
						Estimated Future Payouts			Securities	Price of	Stock and
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Type	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/Sh)	($)(5)

Thomas J. Falk	Annual cash incentive award		0	1,714,994	3,910,187
	Performance-based RSU	4/23/08				0	83,346	125,019			5,333,311
	Time-vested stock option	4/23/08							208,366	63.99	1,293,953
Mark A. Buthman	Annual cash incentive award		0	561,000	1,231,956
	Performance-based RSU	4/23/08				0	19,795	29,693			1,266,682
	Time-vested stock option	4/23/08							49,487	63.99	307,314
Robert E. Abernathy	Annual cash incentive award		0	531,250	1,211,250
	Performance-based RSU	4/23/08				0	23,962	35,943			1,533,328
	Time-vested stock option	4/23/08							59,905	63.99	372,010
Robert W. Black	Annual cash incentive award		0	476,000	1,085,280
	Performance-based RSU	4/23/08				0	15,627	23,441			999,972
	Time-vested stock option	4/23/08							39,069	63.99	242,618
Anthony J. Palmer	Annual cash incentive award		0	425,000	933,300
	Performance-based RSU	4/23/08				0	11,460	17,190			733,325
	Time-vested stock option	4/23/08							28,650	63.99	177,917

(1)	Represents the potential annual performance-based incentive cash payments each executive could earn in 2008. These awards were granted under our Executive Officer Achievement Award Plan approved by stockholders in 2002. Actual amounts earned in 2008 were based on the 2008 objectives established by the Management Development and Compensation Committee at its February 20, 2008 meeting. See “Compensation Discussion and Analysis — Annual Cash Compensation — Annual Cash Incentives.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on whether the 2008 objectives were met or exceeded. The actual amounts paid in 2009 based on the 2008 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Performance-based restricted share units granted under the 2001 Plan to the named executive officers on April 23, 2008. The number of performance-based restricted share units granted in 2008 that will ultimately vest on April 23, 2011 could range from the threshold number to the maximum number depending on whether the net sales growth and adjusted ROIC performance objectives for those awards are met or exceeded. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Performance-Based Restricted Share Unit Awards.”

(3)	The grant date for each award is the same date that the Committee took action to grant the awards.

(4)	Time-vested stock options granted under the 2001 Plan to the named executive officers on April 23, 2008.

(5)	Grant date fair value is determined in accordance with FAS 123R. This grant date fair value is expensed over the vesting period of the awards under FAS 123R, and is reflected in the Summary Compensation Table in the year it is expensed. See Notes 8, 6, and 7 to our audited financial statements included in our Annual Reports on Form 10-K for 2008, 2007, and 2006, respectively, for the assumptions used in valuing and expensing these restricted share unit and stock option awards in accordance with FAS 123R.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2008 table was paid or awarded, are described under “Compensation Discussion and Analysis.”

In 2006, the Corporation and Mr. Black entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of options and restricted share units, as well as additional severance protection for Mr. Black. See “Potential Payments on Termination or Change in Control — Severance Benefits — Letter Agreement with Mr. Black.” Also in 2006, the Corporation and Mr. Palmer entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of options and restricted share units, as well as additional severance protection for Mr. Palmer. See “Potential Payments on Termination or Change in Control — Severance Benefits — Letter Agreement with Mr. Palmer.” Other than these letter agreements and the executive severance plans described below, none of our named executive officers has any employment agreement with us. See “Potential Payments on Termination or Change in Control.”

Executive officers may receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2001 Plan, which was approved by stockholders in 2001. The 2001 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. From 2004 through 2007, the Committee used a combination of time-vested restricted share units, performance-based restricted share units, and stock options. In 2008, the Committee did not award time-vested restricted share units in order to further emphasize our pay-for-performance culture. Each named executive officer received grants of stock options and performance-based restricted share units under the 2001 Plan in 2008.

For grants of stock options, the 2001 Plan provides that the option price per share shall be no less than the closing price per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2008 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning April 23, 2009; provided, however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control, and options granted to the named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change in Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2008 vest three years following grant in a range from zero to 150 percent of the target levels based on our average net sales growth and average adjusted ROIC performance during the three years. As of February 10, 2009, the performance-based restricted share units granted in 2008, 2007 and 2006 were on pace to vest at the following levels: 15 percent for the 2008 award, 10 percent for the 2007 award, and 30 percent for the 2006 award.

For restricted share units, during the restricted period an executive who is awarded restricted share units is not entitled to vote the units but receives cash equal to dividends paid on our common stock (other than Mr. Black’s and Mr. Palmer’s dividend equivalents on their respective restricted share unit awards granted as part of their signing bonuses, which are reinvested in additional restricted share units). Dividend equivalents will not be paid on unvested performance-based restricted share units granted to the named executive officers in February 2009 and thereafter; instead, dividend equivalents on these units will be accumulated and paid after the performance-based restricted share units vest, based on the actual number of shares that vest.

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards for our named executive officers at December 31, 2008. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2008(1)

		Option Awards(2)(3)					Stock Awards
										Equity Incentive
										Plan Awards:
		Number of		Number of					Equity Incentive	Market or
		Securities		Securities			Number of	Market Value	Plan Awards:	Payout Value of
		Underlying		Underlying			Shares or	of Shares	Number of	Unearned Shares,
		Unexercised		Unexercised	Option		Units of	or Units of	Unearned Shares,	Units or Other
		Options		Options	Exercise	Option	Stock That	Stock That	Units or Other	Rights That
	Grant	(#)		(#)	Price	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Date	Exercisable		Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)	Vested($)(8)

Thomas J. Falk
	4/23/08	0		208,366	63.99	4/23/18
	4/23/08								83,346	4,395,668
	4/25/07	43,127		100,631	71.88	4/25/17
	4/25/07						35,940	1,895,476
	4/25/07								35,940	1,895,476
	4/26/06	105,567		70,379	58.73	4/26/16
	4/26/06						43,987	2,319,874
	4/26/06								43,987	2,319,874
	4/28/05	167,776		0	61.59	4/28/15
	4/28/05						27,963	1,474,769
	4/28/04	122,031		0	63.14	4/28/14
	4/28/04						13,334	703,235
	2/17/03	406,770		0	43.80	2/16/13
	2/18/02	305,077		0	59.97	2/17/12
	2/22/01	228,807	(9)	0	68.59	2/21/11
	2/21/00	203,384	(10)	0	52.00	2/20/10

Mark A. Buthman
	4/23/08	0		49,487	63.99	4/23/18
	4/23/08								19,795	1,043,988
	4/25/07	8,903		20,776	71.88	4/25/17
	4/25/07						7,420	391,331
	4/25/07								7,420	391,331
	4/26/06	23,157		15,438	58.73	4/26/16
	4/26/06						9,649	508,888
	4/26/06								9,649	508,888
	4/28/05	36,803		0	61.59	4/28/15
	4/28/05						6,134	323,507
	4/28/04	24,558		0	63.14	4/28/14
	4/28/04						2,684	141,554
	2/17/03	81,523		0	43.80	2/16/13
	2/18/02	40,677		0	59.97	2/17/12
	2/22/01	30,507		0	68.59	2/21/11
	2/21/00	22,372		0	52.00	2/20/10
	2/24/99	16,406		0	47.51	2/23/09

Robert E. Abernathy
	4/23/08	0		59,905	63.99	4/23/18
	4/23/08								23,962	1,263,756
	4/25/07	10,573		24,671	71.88	4/25/17
	4/25/07						8,811	464,692
	4/25/07								8,811	464,692
	4/26/06	27,243		18,163	58.73	4/26/16
	4/26/06						11,351	598,652
	4/26/06								11,351	598,652
	4/28/05	37,885		0	61.59	4/28/15
	4/28/05						6,314	333,000
	4/28/04	28,473		0	63.14	4/28/14
	4/28/04						3,100	163,494
	2/17/03	91,523		0	43.80	2/16/13
	2/18/02	101,692		0	59.97	2/17/12
	2/22/01	61,014		0	68.59	2/21/11
	2/21/00	71,184		0	52.00	2/20/10
	2/24/99	71,184		0	47.51	2/23/09

			Option Awards(2)(3)				Stock Awards
										Equity Incentive
										Plan Awards:
			Number of	Number of					Equity Incentive	Market or
			Securities	Securities			Number of	Market Value	Plan Awards:	Payout Value of
			Underlying	Underlying			Shares or	of Shares	Number of	Unearned Shares,
			Unexercised	Unexercised	Option		Units of	or Units of	Unearned Shares,	Units or Other
			Options	Options	Exercise	Option	Stock That	Stock That	Units or Other	Rights That
	Grant		(#)	(#)	Price	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Date		Exercisable	Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)	Vested($)(8)
Robert W. Black
	10/02/08	(11)					33	1,740
	7/02/08	(11)					35	1,846
	4/23/08		0	39,069	63.99	4/23/18
	4/23/08								15,627	824,168
	4/02/08	(11)					32	1,688
	1/03/08	(11)					27	1,424
	10/02/07	(11)					27	1,424
	7/03/07	(11)					27	1,424
	4/25/07		5,564	12,985	71.88	4/25/17
	4/25/07						4,637	244,555
	4/25/07								4,637	244,555
	4/03/07	(11)					27	1,424
	1/03/07	(11)					25	1,319
	10/03/06	(11)					25	1,319
	7/05/06	(11)					27	1,424
	4/26/06		13,621	9,082	58.73	4/26/16
	4/26/06		8,173	5,449	58.73	4/26/16
	4/26/06	(12)					3,405	179,580
	4/26/06						5,676	299,352
	4/26/06								5,676	299,352

Anthony J. Palmer
	10/02/08	(11)					90	4,747
	7/02/08	(11)					97	5,116
	4/23/08		0	28,650	63.99	4/23/18
	4/23/08								11,460	604,400
	4/02/08	(11)					87	4,588
	1/03/08	(11)					228	12,025
	10/02/07	(11)					220	11,603
	7/03/07	(11)					229	12,077
	4/25/07		5,564	12,985	71.88	4/25/17
	4/25/07						4,637	244,555
	4/25/07								4,637	244,555
	4/03/07	(11)					222	11,708
	1/31/07		3,458	8,069	69.40	1/31/17
	1/31/07	(13)					9,000	474,660

(1)	The amounts shown reflect outstanding equity awards granted under the 1992 Plan or the 2001 Plan (together, the “Equity Plans”). Under the Equity Plans, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock, and restricted share units. Only stock option awards are currently outstanding under the 1992 Plan. Stock options, time-vested restricted share unit and performance-based restricted share unit awards are currently outstanding for the named executive officers under the 2001 Plan.

(2)	Number and exercise price of stock options granted prior to December 1, 2004 include mandatory adjustments to reflect the change in capitalization due to the Neenah Paper, Inc. spin-off.

(3)	Stock options granted under the Equity Plans become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning the first anniversary of the grant date; provided that all of the options become exercisable for three years upon death or total and permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control, and options granted to the named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change in Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

(4)	The Equity Plans provide that the option price per share shall be no less than 100 percent of the closing price per share of our common stock on the date of grant.

(5)	The amounts shown represent awards of time-vested restricted share units granted to the named executive officers in April 2004, 2005, 2006, and 2007. Subject to accelerated vesting as described in “Potential Payments on Termination or Change in Control,” time-vested restricted share unit awards vest in one-third increments, beginning on the third anniversary of the grant date (except as provided in footnotes (12) and (13) below). Dividend equivalents are paid in cash on the number of restricted share units at the same rate and on the same day as dividends are paid to all our stockholders (except as provided in footnote (11) below).

(6)	The values shown in this column are based on the closing price of our common stock on December 31, 2008 of $52.74 per share.

(7)	The amounts shown represent awards of performance-based restricted share units granted to the named executive officers in April 2006, 2007, and 2008. Subject to accelerated vesting as described in “Potential Payments on Termination or Change in Control,” performance-based restricted share unit awards granted in 2006, 2007, and 2008 vest on April 26, 2009, April 25, 2010, and April 23, 2011, respectively, in a range from zero to 150 percent of the target levels indicated based on the achievement of specific performance goals. Amounts shown represent target levels for these awards. See “Discussion of Summary Compensation and Plan-Based Awards Tables.” Dividend equivalents are paid in cash on the target number of restricted share units at the same rate paid and on the same day as dividends are paid to all our stockholders.

(8)	The values shown in this column are based on the target level of performance-based restricted share units and the closing price of our common stock on December 31, 2008 of $52.74 per share.

(9)	Includes 33,775 options transferred to TKM, Ltd., a family partnership established by Mr. Falk and his spouse.

(10)	Includes 61,015 options transferred to TKM, Ltd.

(11)	Dividend equivalents on restricted share units granted as part of Mr. Black’s or Mr. Palmer’s signing bonus, as applicable, that are reinvested in additional restricted share units.

(12)	Under the terms of Mr. Black’s letter agreement, these restricted share units, granted as part of his signing bonus, vest on April 26, 2011.

(13)	Under the terms of Mr. Palmer’s letter agreement, of these restricted share units, granted as part of his signing bonus, 5,000 vested on January 31, 2009 and 4,000 will vest on January 31, 2010.

Option Exercises and Stock Vested

The following table sets forth information concerning stock awards vested during 2008 for our named executive officers. There were no options exercised by the named executive officers in 2008.

Option Exercises and Stock Vested in 2008

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting(#)	Vesting($)(1)

Thomas J. Falk	86,036	5,498,561
Mark A. Buthman	28,631	1,835,007
Robert E. Abernathy	26,516	1,698,278
Robert W. Black	0	0
Anthony J. Palmer	20,000	1,312,600

(1)	The dollar amount reflects the final pre-tax value received by the officers upon the vesting of restricted stock, time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date). It is not the grant date fair value or recognized compensation expense disclosed in other locations in this proxy statement.

Pension Benefits

The following table sets forth information as of December 31, 2008 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.

2008 Pension Benefits

				Present Value of
		Number of Years		Accumulated
Name(1)	Plan Name	Credited Service(#)		Benefit($)

Thomas J. Falk	Pension Plan	25.5		490,470
	Supplemental Pension Plans	25.5		8,188,218
Mark A. Buthman	Pension Plan	15.2	(2)	252,441
	Supplemental Pension Plans	15.2		1,284,427
Robert E. Abernathy	Pension Plan	27.0		651,281
	Supplemental Pension Plans	27.0		3,396,049

(1)	Because Messrs. Black and Palmer joined the Corporation after January 1, 1997, they are not eligible to participate in our defined benefit pension plans.

(2)	Mr. Buthman has 26.6 years of actual service. As described under “Nonqualified Deferred Compensation,” in 1997 he elected to participate in our defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduces his benefits under our defined benefit pension plans and increases his benefits under our defined contribution plans, in accordance with the terms of those plans.

Employees who joined the Corporation prior to January 1, 1997 (and who have not elected to participate in our Retirement Contribution Plan), including Messrs. Falk and Abernathy, are eligible to participate in our pension plans, which provide benefits based on years of service and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans.

The following is an overview of these plans, which are applicable to our executives and active employees based in the United States who joined the Corporation prior to January 1, 1997 (and who have not opted out of the plans).

	Pension Plan	Supplemental Pension Plans

Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code

Eligible Participants	Salaried employees who joined the Corporation prior to January 1, 1997	Salaried employees impacted by limitations by the Internal Revenue Code on payments under the pension plan

Payment Form	Normal benefit:	Accrued benefits prior to 2005:
	• Single-life annuity payable monthly	• Monthly payments or a lump sum upon retirement after age 55

	Other optional forms of benefit are available, including a joint and survivor benefit	Accrued benefits for 2005 and after: • Lump sum six months after termination of employment

Retirement Eligibility	Full unreduced benefit: • Normal retirement age of 65 • Age 62 with 10 years of service • Age 60 with 30 years of service • Certain involuntary terminations related to our Global Business Plan

Reduced benefit:

  •  Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age he or she is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service

Benefits Payable	Depends on the participants’ years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in their last fifteen years of service for which earnings were the highest

Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included

Change in control or reduction in our long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively

The estimated actuarial present value of the retirement benefits accrued through December 31, 2008 appears in the 2008 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 9 to our audited financial statements included in our 2008 Annual Report on Form 10-K. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Present values were calculated using projected mortality. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 4.22%, consistent with the methodology used for purposes of our financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for United States pension plans of 6.47% as of December 31, 2008.

The actuarial increase in 2008 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in our pension plans). No payments were made to the named executive officers listed above under our pension plans during 2008. For participants in the pension plans, the number of years of credited service disclosed in the table equals an executive’s length of service with Kimberly-Clark, except for Mr. Buthman as described in footnote (2) to the table above.

While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis — Retirement Benefits.”

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2008.

2008 Nonqualified Deferred Compensation

			Aggregate
	Company	Aggregate	Balance at
	Contributions	Earnings in	December 31,
Name	in 2008($)(1)	2008($)(2)	2008($)(3)

Thomas J. Falk	0	(324,093)	1,574,595
Mark A. Buthman	86,205	(72,979)	296,598
Robert E. Abernathy	0	(6,367)	9,750
Robert W. Black	70,254	(32,197)	101,621
Anthony J. Palmer	62,839	(4,446)	110,307

(1)	Consist solely of contributions by the Corporation under the supplemental Retirement Contribution Program. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.

(2)	The amounts in this column show the changes in the aggregate account balance for our named executive officers during 2008 that are not attributable to company contributions; negative amounts indicate a decrease in the account balance during the year. There were no withdrawals by or distributions to our named executive officers during 2008. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

(3)	Balance for Mr. Buthman includes contributions by the Corporation under the supplemental Retirement Contribution Program of $56,939 in 2007 and $49,500 in 2006 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years. Balance for Mr. Black includes contributions by the Corporation under the supplemental Retirement Contribution Program of $51,750 in 2007 that are reported in the Summary Compensation Table as a portion of All Other Compensation for that year.

Amounts shown for Messrs. Falk and Abernathy represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the Incentive Investment Plan. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases his or her employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change in control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.

The amounts shown for Messrs. Buthman, Black and Palmer reflect 2008 contributions by the Corporation, earnings and year-end balance for their respective accounts under the supplemental Retirement Contribution Program. In 1997, pursuant to a broad-based election offered to certain employees, Mr. Buthman elected to no longer accrue any additional years of benefit service under our defined benefit pension plans and instead to participate in the Retirement Contribution Plan.

Overview of Qualified and Non-Qualified Plans.  The following is an overview of our qualified and non-qualified plans that we currently offer to our named executive officers:

		Retirement	Supplemental Retirement
	Incentive Investment Plan	Contribution Plan	Contribution Program

Purpose	To assist employees in saving for retirement (401(k) plan)	To assist employees in saving for retirement	To provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans

Eligible participants	Most employees	Most employees	Salaried employees impacted by limitations by the Internal Revenue Code on the Retirement Contribution Plan

Is the plan qualified under the Internal Revenue Code?	Yes	Yes	No

Can employees make contributions?	Yes	No	No

Do we make contributions or match employee contributions?	We match the first 2% of employee contributions at 75% and the next 3% of employee contributions at 50%. Our maximum contribution was $6,900 in 2008	We contribute from 3.5% to 8.75% of the employee’s salary, depending on compensation level and age. See the Retirement Contribution Schedule below	We provide credit to the extent contributions to the Retirement Contribution Plan are limited by the Internal Revenue Code

When do our contributions vest?	Our contributions under these plans generally will vest once the participant has completed at least three years of service

How are contributions invested?	Contributions are invested in certain designated investment options selected by the participant

When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the Incentive Investment Plan

Under the Retirement Contribution Plan, we provide monthly contributions to a retirement contribution account based on the participant’s age and eligible earnings, as shown in the following schedule:

Retirement Contribution Schedule

Age
(At Plan	Percent of Base	Percent of Excess
Year End)	Earnings(a)	Earnings(b)

Under 25	3.50%	5.75%
25 - 29	3.75%	6.00%
30 - 34	4.00%	6.25%
35 - 39	4.25%	6.50%
40 - 44	4.50%	6.75%
45 - 49	5.25%	7.50%
50 - 54	6.00%	8.25%
55 and over	6.50%	8.75%

(a)	Under the Retirement Contribution Plan, “Base Earnings” are the amount of eligible earnings, up to two-thirds of the taxable wages of an employee used for purposes of calculating the non-Medicare portion of FICA taxes. Eligible earnings include salary, bonus, and incentive compensation.

(b)	Under the Retirement Contribution Plan, “Excess Earnings” are the amount of eligible earnings above Base Earnings.

Potential Payments on Termination or Change in Control

Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change in control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

We maintain several severance plans for our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change in control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. The Global Business Plan Severance Pay Plan expired December 31, 2008, as described below. An executive officer may not receive severance benefits under more than one of the plans described below.

Executive Severance Plan.  We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

•	Two times the sum of annual base salary and the target incentive award for that fiscal year,

•	The value of any forfeited awards, based on the closing price of our common stock at the date of the participant’s separation from service, of restricted stock, time-vested restricted share units, performance-based restricted share units (at the greater of target or the attainment of the performance goal as of the end of the prior year) and certain unvested incentive stock options,

•	The value of any forfeited benefits under the Incentive Investment Plan, the Retirement Contribution Plan, and the supplemental Retirement Contribution Program,

•	The value of any additional benefit accruals or contributions the named executive officer would have received if he or she had remained employed an additional two years under the pension plan, the supplemental pension plans, the Retirement Contribution Plan, and the supplemental Retirement Contribution Program, and

•	Two years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options, and certain incentive stock options, will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.

Under the terms of the agreements, in certain circumstances, if the named executive officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code, the named executive officer would be entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of the Corporation (as defined in this Plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The Board has determined the eligibility criteria for participation in this Plan. The Committee revised the Executive Severance Plan and the underlying agreements in November 2008. See “Compensation Discussion and Analysis — Post Termination Benefits — Executive Severance Plan.”

The current agreements with each of our named executive officers expire on December 31, 2011, unless extended by the Board.

Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning the Corporation and its business so long as such information is not publicly disclosed.

Severance Pay Plans.  We previously maintained two severance plans: the Global Business Plan Severance Pay Plan, which addressed terminations related to our Global Business Plan, and our Severance Pay Plan, which covers certain other terminations. The Global Business Plan Severance Pay Plan expired on December 31, 2008, and effective January 1, 2009, the Severance Pay Plan was amended as discussed below. These severance pay plans generally provide eligible employees (including the named executive officers) severance payments and benefits in the event of certain involuntary terminations.

If a termination occurred on or before December 31, 2008 and was related to our Global Business Plan, the named executive officer would have received either:

•	If the named executive officer was not retirement eligible:

•	a lump sum severance payment of two weeks’ pay for each year of employment with a minimum severance payment of 26 weeks’ pay,

•	if the termination occurred on or after April 1, the target incentive payment that would be payable as if the performance goals established at the beginning of each year were met under the Executive Officer Achievement Award Program,

•	six months of COBRA medical coverage, and

•	six months of outplacement services and three months of participation in the employee assistance program.

•	If the named executive officer was retirement eligible:

•	he or she could have elected an unreduced pension plan benefit and a severance payment of $10,000 in lieu of other severance benefits under the plans and

•	a pro-rated portion of his or her annual cash incentive award for the year.

In the event the named executive officer’s termination occurred on or before December 31, 2008 and was not related to our Global Business Plan, the Severance Pay Plan provided that the named executive officer would have received a lump sum severance payment of one week’s pay for each year of employment with a minimum severance payment of six weeks’ pay and a maximum of 26 weeks’ pay.

Effective January 1, 2009, the Severance Pay Plan was amended to provide that a named executive officer (employed for at least one year) whose employment is involuntarily terminated would receive:

•	Two times the sum of annual base salary and the target incentive award for that fiscal year,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical and dental coverage, and

•	Six months of outplacement services and three months of participation in the employee assistance program.

If the named executive officer’s employment is involuntarily terminated within the first 12 months of employment, the Severance Pay Plan provides that the named executive officer would receive three months’ base salary.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. Under the amended Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual inventive award that is payable under the amended Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program, but no later than 60 days following the calendar year of the separation from service.

Letter Agreement with Mr. Black.  In its offer letter to Mr. Black, the Corporation has agreed to provide additional severance protection for him. If his employment is involuntarily terminated by the Corporation for any reason other than for “cause” (as described below), or by him for “good reason” (as described below), during the first five years of his employment, he will be entitled to receive a lump sum severance amount equal to:

•	One year’s base salary plus target annual incentive,

•	The current value of unvested restricted share units and unvested stock options granted as a signing bonus (including unvested restricted share units accrued due to dividend reinvestment),

•	Pro-rata portion of the target annual incentive, and

•	Any accrued but unpaid prior year annual incentive bonus (if the termination is after the end of the calendar year but before payment of the annual incentive bonus).

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Black’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Corporation rule or policy, including those rules set forth in the Corporation’s Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms the Corporation’s business, (4) engaging in disloyal, dishonest or illegal conduct relating to the Corporation’s business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that the Corporation reasonably determines to be meaningfully detrimental to its business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Black’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by the Corporation to make a payment or grant to him as provided for in the letter agreement, unless the Corporation cures either of these items within 30 days after he provides notice.

To receive this severance benefit, Mr. Black must execute the Corporation’s standard release agreement. This benefit is in lieu of any benefit he would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, he may elect to receive the other benefit in lieu of the benefit under the letter agreement.

Letter Agreement with Mr. Palmer.  In its offer letter to Mr. Palmer, the Corporation has agreed to provide additional severance protection for him. If his employment is involuntarily terminated by the Corporation for any reason other than for “cause” (as described below), or by him for “good reason” (as described below), during the first five years of his employment:

•	He will be entitled to receive a lump sum severance amount equal to one year’s base salary plus target annual incentive, payable on the first day of the seventh month following the date of his separation from service, and

•	His unvested restricted share units granted as his signing bonus will vest and be paid, in stock, payable in conjunction with his severance benefit.

In addition, if his termination is after the end of the calendar year but before payment of the annual incentive bonus, he will also receive any accrued but unpaid prior year annual incentive bonus.

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Palmer’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Corporation rule or policy, including those rules set forth in the Corporation’s Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms the Corporation’s business, (4) engaging in disloyal, dishonest or illegal conduct relating to the Corporation’s business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that the Corporation reasonably determines to be meaningfully detrimental to its business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Palmer’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by the Corporation to make a payment or grant to Mr. Palmer as provided for in the letter agreement, provided that he provides the Corporation 30 days notice of the reduction or failure by the Corporation and the Corporation has not cured the reduction or failure within 30 days after he provides notice.

To receive this severance benefit, Mr. Palmer must execute the Corporation’s standard release agreement. This benefit is in lieu of any benefit he would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, he may elect to receive the other benefit in lieu of the benefit under the letter agreement.

2001 Plan.  In the event of a “Qualified Termination of Employment” (as described below) of a participant in the 2001 Plan in connection with a change of control, all of the participant’s options, restricted stock and restricted share units would become fully vested (with any restricted stock or performance-based restricted share units vesting at the greater of the target level established or the number of shares that would have vested based on the attainment of the applicable performance goal as of the end of the prior calendar year). Options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2001 Plan constitute a parachute payment under Section 280G of the Internal Revenue Code, the 2001 Plan provides that the amounts will be reduced to the extent necessary to provide the participant with the greatest aggregate net after tax receipt. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of the Corporation (as defined in the 2001

Plan), unless the termination is by reason of death or disability or unless the termination is by the Corporation for cause or by the participant without good reason.

In 2008, the Committee amended the 2001 Plan to provide that, if pending a change of control, the Committee determines that the Corporation’s common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2001 Plan, then all stock options (other than incentive stock options) will become exercisable, and the restrictions on all restricted stock will lapse and the restricted share units will vest. Each of these events would be deemed to occur immediately prior to the consummation of the change of control, in a manner deemed fair and equitable by the Committee.

In the event of a termination of employment of a participant in the 2001 Plan, other than a qualified termination of employment, the death, total and permanent disability or the retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability

Retirement.  In the event of retirement (separation from service after age 55), the named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

•	Their account balance under the Retirement Contribution Plan and supplemental Retirement Contribution Program (if the participant has at least three years of vesting service),

•	Immediate vesting of unvested employer contributions to the Investment Incentive Plan,

•	Their account balance under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•	For units granted before 2008 and outstanding more than six months after the date of grant, time-vested restricted share units will be payable in full at the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined the Corporation before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	For participants with at least fifteen years of vesting service, continuing group life coverage.

Death.  In the event of death while an active employee, the following benefits are payable:

•	50 percent of the benefits under our pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information), payable under the terms of the plans to the participant’s spouse or minor children,

•	Their account balance under the Retirement Contribution Plan and supplemental Retirement Contribution Program,

•	Immediate vesting of unvested employer contributions to the Investment Incentive Plan,

•	Their account balance under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion, and

•	Payment of benefits under the Corporation’s group life insurance plan (which is available to all salaried employees in the United States) equal to the participant’s annual pay, up to $1 million (plus any additional coverage of two, three or four times the participant’s annual pay, up to $1 million, purchased by the participant at group rates).

Disability.  In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, the named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

•	Up to an additional 12 months of vesting service (but not contributions) from the date of separation of service under the Incentive Investment Plan, the Retirement Contribution Plan, and the supplemental Retirement Contribution Program,

•	Their account balance under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined the Corporation before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

•	Continuing coverage under the Corporation’s group life insurance plan (available to all United States salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

•	Payment of benefits under the Corporation’s Long-Term Disability Plan (available to all United States salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $10,000. Benefits are reduced by the amount of any other Corporation- or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change in Control Table

The following table presents the approximate value of (i) the severance benefits for the named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under the plan occurred on December 31, 2008; (ii) the severance benefits for the named executive officers, other than Messrs. Black and Palmer, under our Global Business Plan Severance Pay Plan if an involuntary termination related to our Global Business Plan had occurred on December 31, 2008; (iii) the severance benefits for the named executive officers, other than Messrs. Black and Palmer, under our Severance Pay Plan if an involuntary termination not related to our Global Business Plan had occurred on December 31, 2008; (iv) the severance benefits for Messrs. Black and Palmer under their respective letter agreements, had an involuntary termination other than for cause or a termination for good reason occurred on December 31, 2008; (v) the benefits that would have been payable on the death of the named executive officers on December 31, 2008; and (vi) the benefits that would have been payable on the total and permanent disability of the named executive officers on December 31, 2008. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2008 of $52.74 per share.

The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. Because none of the named executive officers was eligible to retire as of December 31, 2008, no potential payments are stated assuming retirement on that date.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

			Equity with		Additional		Continued Benefits
	Cash		Accelerated		Retirement		and Other
Name	Payment($)		Vesting($)		Benefits($)		Amounts($)		Total($)

Thomas J. Falk
Qualified Termination of Employment	6,823,228	(1)	15,004,372(2)		1,028,939	(3)	27,600	(4)	22,884,139
Involuntary termination related to Global Business Plan(5)	2,168,243		0		0		16,900	(6)	2,185,143
Involuntary termination not related to Global Business Plan(7)	612,498		0		0		0		612,498
Death	1,943,247	(8)	8,405,194		2,688,685	(9)	0		13,037,126
Disability	943,247	(8)	8,405,194		13,129,842	(10)	87,300	(11)	22,565,583

Mark A. Buthman
Qualified Termination of Employment	2,812,260	(1)	3,309,488	(2)	393,943	(3)	1,985,727	(4)	8,501,418
Involuntary termination related to Global Business Plan(5)	1,055,645		0		0		16,900	(6)	1,072,545
Involuntary termination not related to Global Business Plan(7)	330,000		0		0		0		330,000
Death	1,030,260	(8)	1,825,384		826,586	(9)	0		3,682,230
Disability	370,260	(8)	1,825,384		2,889,487	(10)	91,600	(11)	5,176,731

Robert E. Abernathy
Qualified Termination of Employment	2,662,245	(1)	3,886,938	(2)	582,590	(3)	27,600	(4)	7,159,373
Involuntary termination related to Global Business Plan(5)	998,783		0		0		16,900	(6)	1,015,683
Involuntary termination not related to Global Business Plan(7)	312,500		0		0		0		312,500
Death	349,745	(8)	2,117,507		0	(9)	0		2,467,252
Disability	349,745	(8)	2,117,507		3,134,348	(10)	91,600	(11)	5,693,200

Robert W. Black
Qualified Termination of Employment	2,637,581	(1)	2,106,594	(2)	358,643	(3)	1,881,160	(4)	6,983,978
Involuntary termination not for Cause/Termination for Good Reason(12)	1,601,581		194,611		0		0		1,796,192
Death	565,581	(8)	1,003,754		148,344	(13)	0		1,717,679
Disability	565,581	(8)	1,003,754		148,344	(13)	0	(11)	1,717,679

Anthony J. Palmer
Qualified Termination of Employment	2,134,750	(1)	1,630,035	(2)	330,554	(3)	1,348,708	(4)	5,444,047
Involuntary termination not for Cause/Termination for Good Reason(12)	1,209,750		536,524		0		0		1,746,274
Death	1,284,750	(8)	803,613		159,633	(13)	0		2,247,996
Disability	284,750	(8)	803,613		159,633	(13)	0	(11)	1,247,996

(1)	Assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2008; actual amount that would be paid is determined by the Committee in its discretion.

(2)	Under the terms of the 2001 Plan, if the Committee were to determine that, pending a change in control, the common stock will cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the named executive officer. This provision also applies to grants under the 2001 Plan to employees other than the named executive officers.

(3)	Includes the present value of two additional years of service and compensation under the pension plan and supplemental pension plans, valued on the basis that the named executive officers (other than Messrs. Black and Palmer) elect to receive benefits at age 55. Also includes the value of two additional years of contributions under the Retirement Contribution Plan and supplemental Retirement Contribution Program for Messrs. Buthman, Black, and Palmer, and the value of forfeited benefits under the Incentive Investment Plan, the Retirement Contribution Plan and supplemental Retirement Contribution Program for Messrs. Black and Palmer.

(4)	Includes twenty-four months of COBRA medical and dental coverage with an estimated value of $27,600, as well as an estimated additional cash payment to Messrs. Buthman, Black, and Palmer of $1,958,127, $1,853,560, and $1,321,108, respectively, to place them in the same position as if the excise tax due to the application of Section 280G of the Internal Revenue Code were not applicable.

(5)	Benefits payable under the Global Business Plan Severance Plan, which expired on December 31, 2008.

(6)	Includes six months of COBRA medical coverage and outplacement services with an estimated value of $6,900 and $10,000, respectively.

(7)	Benefits payable under the Severance Pay Plan prior to its amendment effective January 1, 2009.

(8)	For death, includes the payment of benefits under the Corporation’s group life insurance plan (which is available to all United States salaried employees); Messrs. Abernathy and Black have opted out of this benefit. For death and disability, assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2008; actual amount that would be paid is determined by the Committee in its discretion. For disability, does not include benefits payable under the Corporation’s Long-Term Disability Plan (which is available to all United States salaried employees), the value of which would be dependent on the life span of the named executive officer and the value of any Corporation- or government-provided income benefits received.

(9)	Except for Mr. Abernathy, includes the excess of the estimated actuarial present value of the pension benefits payable on death for each named executive officer through December 31, 2008 over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table. For Mr. Abernathy, the estimated actuarial present value of the pension benefits payable on death is less than the present value of the aggregate accumulated benefit set forth in the Pension Benefits table; as a result, no incremental benefit as a result of his death is included in the amount.

(10)	Includes the excess of the estimated actuarial present value of the retirement benefits payable on disability for each named executive officer through December 31, 2008 (assuming the named elected officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.

(11)	Includes the value of retiree medical credits assuming total and permanent disability on December 31, 2008 of the named executive officers, other than Messrs. Black and Palmer. The named executive officers would also be eligible for continuing group life coverage assuming total and permanent disability on December 31, 2008, which benefit does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees and is therefore not included in the table.

(12)	Benefits payable under the letter agreements with Messrs. Black and Palmer, as applicable, in lieu of amounts payable under our severance pay plans.

(13)	Includes the value of forfeited benefits under the Incentive Investment Plan, the Retirement Contribution Plan, and supplemental Retirement Contribution Program for Messrs. Black and Palmer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. The Corporation maintains a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers and directors timely complied with their filing requirements for 2008.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions.  The Board has adopted written procedures regarding the review, approval or ratification of transactions involving related persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person transaction is any transaction between the Corporation and any related person that requires disclosure under the SEC’s rules regarding these transactions. A related person is defined under the SEC’s rules and includes our directors, executive officers, and five percent stockholders.

Under these written procedures, the Board has determined that:

•	The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

•	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer who is also a Board member.

The Nominating and Corporate Governance Committee or the Audit Committee may, in its sole discretion, refer consideration of these transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or his or her immediate family member) has or will have in a transaction with the Corporation. Based on a review of the transaction, a determination will be made whether the transaction constitutes a related person transaction under the SEC’s rules. The Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is in, or not opposed to, the Corporation’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	Whether the transaction constitutes a conflict of interest under the Corporation’s Code of Conduct, the nature, size or degree of any conflict, and whether mitigation of any conflict is feasible,

•	The impact on a director’s independence, if applicable, and

•	Whether steps have been taken to ensure fairness to the Corporation.

2008 Related Person Transactions.  We share aircraft hangar space, pilots and related services with Bergstrom Corporation, an entity which is majority-owned by Mr. Bergstrom. During 2008, Bergstrom Corporation paid us $230,000 for its share of the costs associated with these services.

In 2008, we purchased advertising totaling $395,000 from entities owned directly or indirectly by Johnson Publishing Company, where Mrs. Johnson Rice is President and Chief Executive Officer. This amount constituted less than five percent of the gross revenues of Johnson Publishing Company for 2008. This advertising was placed in accordance with our advertising agencies’ independent recommendations.

2010 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in our 2010 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2010 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 20, 2009. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an annual meeting by a stockholder (other than in connection with the election of directors; see “Part Two — Corporate Governance Information — Stockholder Nominations for Directors”), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Under our By-Laws, the stockholder’s notice to the Secretary must contain certain information regarding the stockholder and affiliates, including name and address, shares held, derivative positions, dividend rights that are separate or separable from the underlying shares, and certain performance-related fees. Stockholders must also provide information regarding whether the stockholder or affiliates intend to deliver a proxy statement or form of proxy regarding the proposal, as well as information regarding the proposal and information relating to the stockholder or affiliates required to be disclosed in the proxy statement. Additional information concerning the advance notice requirement and a copy of our By-Laws may be obtained from the Secretary of the Corporation at the address provided above.

OTHER MATTERS

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors.

Timothy C. Everett
Vice President and Secretary
KIMBERLY-CLARK CORPORATION
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 20, 2009

Appendix A

KIMBERLY-CLARK CORPORATION
2001 EQUITY PARTICIPATION PLAN
(as amended effective April 16, 2008)

1.	PURPOSE

This 2001 Equity Participation Plan (the “Plan”) of Kimberly-Clark Corporation (the “Corporation”) is intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s or Affiliate’s long-term success.

2.	EFFECTIVE DATE

The Plan was originally adopted effective as of April 26, 2001, upon approval by the stockholders of the Corporation at the 2001 Annual Meeting. The Plan is amended and restated effective as of April 16, 2008.

3.	DEFINITIONS

“Affiliate” means any domestic or foreign corporation at least fifty percent (50%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or other Affiliates (collectively, the “Affiliates”), provided, however, that “at least twenty percent (20%)” shall replace “at least fifty percent (50%)” where there is a legitimate business criteria for using such lower percentage.

“Award” has the meaning set forth in Section 6 of this Plan.

“Award Agreement” means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

“Board” means the Board of Directors of the Corporation.

“Cause” means any of the following: (i) the commission by the Participant of a felony; (ii) the Participant’s dishonesty, habitual neglect or incompetence in the management of the affairs of the Corporation; or (iii) the refusal or failure by the Participant to act in accordance with any lawful directive or order of the Corporation, or an act or failure to act by the Participant which is in bad faith and which is detrimental to the Corporation.

“Change of Control” means an event deemed to have taken place if: (i) a third person, including a “group” as defined for purposes of Code Section 409A, acquires shares of the Corporation having 30% or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), within a twelve month period, the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of the Corporation or any successor to the Corporation.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Committee” means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term “Committee” shall mean the Compensation Committee or the committee appointed by the Board, as the case may be. Furthermore, the term “Committee” shall include any delegate to the extent authority is delegated pursuant to Section 4 hereunder.

“Committee Rules” means the interpretative guidelines approved by the Committee providing the foundation for administration of this Plan.

“Common Stock” means the common stock, par value $1.25 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

“Disinterested Person” means a person who is a “Non-Employee Director” for purposes of rule 16b-3 under the Exchange Act, or any successor provision, and who is also an “outside director” for purposes of section 162(m) of the Code or any successor section.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

“Fair Market Value” means the reported closing price of the Common Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

“Incentive Stock Option” means an Option which is so defined for purposes of section 422 of the Code or any successor section.

“Nonqualified Stock Option” means any Option which is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted.

“Option Price” has the meaning set forth in subsection 7(b) of this Plan.

“Participant” means an employee who the Committee selects to participate in and receive Awards under the Plan (collectively, the “Participants”).

“Performance Goal” means the specific performance objectives as established by the Committee, which, if achieved, will result in the amount of payment, or the early payment, of the Award. The Performance Goal may consist of one or more or any combination of the following criteria: return on invested capital, stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total shareholder return, gross margin, and/or costs. The performance goals may be described in terms that are related to the individual Participant, to the Company as a whole, or to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed. The Committee, in its discretion, may change or modify these criteria; however, at all times the criteria must meet the requirements of Section 162(m) of the Code, or any successor section, to the extent applicable.

“Qualified Termination of Employment” means the termination of a Participant’s employment with the Corporation and/or its Affiliates within the two (2) year period following a Change of Control of the Corporation for any reason unless such termination is by reason of death or disability or unless such termination is (i) by the Corporation for Cause or (ii) by the Participant without Good Reason. Subject to the definition of “Termination by the Participant for Good Reason,” transfers of employment for administrative purposes among the Corporation and its Affiliates shall not be deemed a Qualified Termination of Employment.

“Restricted Period” shall mean the period of time during which the Transferability Restrictions applicable to Awards will be in force.

“Restricted Share” shall mean a share of Common Stock which may not be traded or sold, until the date the Transferability Restrictions expire.

“Restricted Share Unit” means the right, as described in Section 9, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock. No certificates shall be issued with respect to such Restricted Share Unit, except as provided in subsection 9(d), and the Corporation shall maintain a bookkeeping account in the name of the Participant to which the Restricted Share Unit shall relate.

“Retirement” and “Retires” for Awards granted after December 31, 2003 means the termination of employment on or after the date the Participant has attained age 55. For Awards granted prior to January 1, 2004 “Retirement” and “Retires” means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

“Stock Appreciation Right (SAR)” has the meaning set forth in subsection 7(i)(i) of this Plan.

“Termination by the Participant for Good Reason” shall mean the separation from service during the two year time period following the initial existence (without the Participant’s express written consent) of any one of the following conditions:

(a) A material diminution in the Participant’s base compensation;

(b) A material diminution in the Participant’s authority, duties, or responsibilities;

(c) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Corporation;

(d) A material diminution in the budget over which the Participant retains authority;

(e) A material change in the geographic location at which the Participant must perform the services; or

(f) Any other action or inaction that constitutes a material breach by the Corporation of any agreement under which the Participant provides services.

The Participant must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Corporation must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay the amount.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Total and Permanent Disability” means Totally and Permanently Disabled as defined in the Kimberly-Clark Corporation Pension Plan.

“Transferability Restrictions” means the restrictions on transferability imposed on Awards of Restricted Shares or Restricted Share Units.

4.	ADMINISTRATION

The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Award Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of this Plan or the Award Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

Within 60 days following the close of each calendar year that the Plan is in operation, the Committee shall make a report to the Board. The report shall specify the employees who received Awards under the Plan during the prior year, the form and size of the Awards to the individual employees, and the status of prior Awards.

The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Award Agreements.

The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, and may delegate its authority under the Plan, provided, however, the delegation of authority to grant Awards shall be limited to grants by the Chief Executive Officer to newly hired employees, or to respond to special recognition or retention needs, and any such grants shall be limited to eligible Participants who are not subject to section 16 of the Exchange Act. The delegation of authority shall be limited as follows: (a) with respect to persons who are subject to section 16 of the Exchange Act, the authority to grant Awards, the selection for participation, decisions concerning the timing, pricing and amount of a grant or Award and authority to administer Awards shall not be delegated by the Committee; (b) the maximum number of shares of Common Stock covered by Awards which may be granted by the Chief Executive Officer within any calendar year period shall not exceed 200,000; (c) any delegation shall satisfy all applicable requirements of rule 16b-3 of the Exchange Act, or any successor provision; and (d) no such delegation shall result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan.

5.	ELIGIBILITY

The Committee shall from time to time select the Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

6.	FORM OF GRANTS

All Awards under the Plan shall be made in the form of Options, Restricted Shares or Restricted Share Units, or any combination thereof. Notwithstanding anything in this Plan to the contrary, any Awards shall contain the restriction on assignability in subsection 16(g) of this Plan to the extent required under rule 16b-3 of the Exchange Act.

7.	STOCK OPTIONS

The Committee or its delegate shall determine and designate from time to time those Participants to whom Options are to be granted and the number of shares of Common Stock to be optioned to each and the periods the Option shall be exercisable. Such Options may be in the form of Incentive Stock Options or in the form of Nonqualified Stock Options. The Committee in its discretion at the time of grant may establish performance goals that may affect the grant, exercise and/or settlement of an Option. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Award Agreement evidencing the granting of the Option. The Award Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 7(a) through 7(h).

(a) Period of Option. The Period of each Option shall be no more than 10 years from the date it is granted.

(b) Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the “Option Price”).

(c) Limitations on Exercise. The Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate; provided, however, that the Option shall become exercisable immediately in the event of a Qualified Termination of Employment of a Participant, without regard to the limitations set forth below in this subsection 7(c). Unless otherwise determined by the Committee or its delegate at the time of grant, at any time during the period of the Option after the end of the first year, the Participant may purchase up to 30 percent of the shares covered by the Option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the Option; provided, however, that if the Participant’s employment is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

(d) Exercise after Death, Retirement, or Disability. Unless otherwise determined by the Committee or its delegate at the time of grant, if a Participant dies, becomes Totally and Permanently Disabled, or Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 7(c), as follows. If a Participant dies or becomes Totally and Permanently Disabled the remaining portion of such Option may be exercised within (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant’s death, the Option may be exercised by the person or persons to whom such Participant’s rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires the remaining portion of such Option may be exercised within (i) five years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier.

(e) Non-transferability. During the Participant’s lifetime, Options shall be exercisable only by such Participant. Options shall not be transferable other than by will or the laws of descent and distribution upon the Participant’s death. Notwithstanding anything in this subsection 7(e) to the contrary, the Committee may grant to designated Participants the right to transfer Nonqualified Stock Options, to the extent allowed under rule 16b-3 of the Exchange Act, subject to the terms and conditions of the Committee Rules.

(f) Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, or an agent designated by the Corporation, written notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. As determined by the Committee, payment may be made in cash, a check payable to the Corporation or in shares of Common Stock transferable to the Corporation and having a fair market value on the transfer date equal to the amount payable to the Corporation. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

(g) Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

(h) Limitations on Incentive Stock Option Grants.

(i) An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or Affiliates.

(ii) The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

(i) Election to Receive Cash Rather than Stock.

(i) At the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants the right to convert a specified number of shares of Common Stock covered by such Nonqualified Stock Options to cash, subject to the terms and conditions of this subsection 7(i). For each such Option so converted, the Participant shall be entitled to receive cash equal to the difference between the Participant’s Option Price and the Fair Market Value of the Common Stock on the date of conversion. Such a right shall be referred to herein as a Stock Appreciation Right (“SAR”). Participants to whom an SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. An SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

(ii) A person who has been granted an SAR may exercise such SAR during such periods as provided for in the rules promulgated under section 16 of the Exchange Act. The SAR shall expire when the period of the subject Option expires.

(iii) At the time a Participant converts one or more shares of Common Stock covered by an Option to cash pursuant to an SAR, such Participant must exercise one or more Nonqualified Stock Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Common Stock. In the event that the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options.

8.	RESTRICTED SHARES

The Committee or its delegate may from time to time designate those Participants who shall receive Restricted Share Awards. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement which shall be executed by the Corporation and the Participant. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee and shall indicate the number of Restricted Shares awarded and the following terms and conditions of the award.

(a) Grant of Restricted Shares. The Committee shall determine the number of Restricted Shares to be included in the grant and the period or periods during which the Transferability Restrictions applicable to the Restricted Shares will be in force (the “Restricted Period”). Unless otherwise determined by the Committee at the time of grant, the Restricted Period shall be for a minimum of three years and shall not exceed ten years from the date of grant, as determined by the Committee at the time of grant. The Restricted Period may be the same for all Restricted Shares granted at a particular time to any one Participant or may be different with respect to different Participants or with respect to various of the Restricted Shares granted to the same Participant, all as determined by the Committee at the time of grant.

(b) Transferability Restrictions. During the Restricted Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered.

Furthermore, a Participant’s right, if any, to receive Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. In order to enforce the limitations imposed upon the Restricted Shares the Committee may (i) cause a legend or legends to be placed on any such certificates, and/or (ii) issue “stop transfer” instructions as it deems necessary or appropriate. Holders of Restricted Shares limited as to sale under this subsection 8(b) shall have rights as a shareholder with respect to such shares to receive dividends in cash or other property or other distribution or rights in respect of such shares, and to vote such shares as the record owner thereof. With respect to each grant of Restricted Shares, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Shares for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will not be entitled to receive any shares of Common Stock unless he or she is still employed by the Corporation or its Affiliates at the end of the Restricted Period, (ii) that the Participant will become vested in Restricted Shares according to a schedule determined by the Committee, or under other terms and conditions determined by the Committee, and (iii) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c) Manner of Holding and Delivering Restricted Shares. Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Corporation or its designee. These certificates shall remain in the possession of the Corporation or its designee until the end of the applicable Restricted Period or, if the Committee has provided for earlier termination of the Transferability Restrictions following a Participant’s death, Total and Permanent Disability or earlier vesting of the shares of Common Stock, such earlier termination of the Transferability Restrictions. At whichever time is applicable, certificates representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the Transferability Restrictions; provided that in the case of a Participant who is not entitled to receive the full number of Shares evidenced by the certificates then being released from escrow because of the application of the Transferability Restrictions, those certificates shall be returned to the Corporation and canceled and a new certificate representing the shares of Common Stock, if any, to which the Participant is entitled pursuant to the Transferability Restrictions shall be issued and delivered to the Participant, free and clear of the Transferability Restrictions.

9.	RESTRICTED SHARE UNITS

The Committee or its delegate shall from time to time designate those Participants who shall receive Restricted Share Unit Awards. The Committee shall advise such Participants of their Awards by a letter indicating the number of Restricted Share Units awarded and the following terms and conditions of the award.

(a) Restricted Share Units may be granted to Participants as of the first day of a Restricted Period. The number of Restricted Share Units to be granted to each Participant and the Restricted Period shall be determined by the Committee in its sole discretion.

(b) Transferability Restrictions. During the Restricted Period, Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive cash or Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Share Units, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Share Units for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will forfeit any Restricted Share Units unless he or she is still employed by the Corporation or its Subsidiaries at the end of the Restricted Period, (ii) that the Participant will forfeit any or all Restricted Share Units unless he or she has met the Performance Goals according to the schedule determined by the Committee, (iii) that the Participant will become vested in Restricted Share Units according to a schedule determined by the Committee, or under other terms and conditions determined by the Committee, and (iv) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c) Unless otherwise determined by the Committee, during the Restricted Period, Participants will be credited with dividends, equivalent in value to those declared and paid on shares of Common Stock, on all Restricted Share Units granted to them, and these dividends will be regarded as having been reinvested in Restricted Share Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock thereby increasing the number of Restricted Share Units held by a Participant. Holders of Restricted Share Units under this subsection 9(c) shall have none of the rights of a shareholder with respect to such shares. Holders of Restricted Share Units are not entitled to receive distribution of rights in respect of such shares, nor to vote such shares as the record owner thereof.

(d) Payment of Restricted Share Units. The payment of Restricted Share Units shall be made in cash or shares of Common Stock, or a combination of both, as determined by the Committee at the time of grant. The payment of Restricted Share Units shall be made within 90 days following the end of the Restricted Period.

10.	GOVERNMENT SERVICE, LEAVES OF ABSENCE AND OTHER TERMINATIONS

(a) In the event the Participant’s employment with the Corporation or an Affiliate is terminated by reason of a shutdown or divestiture of all or a portion of the Corporation’s or its Affiliate’s business, a proportion of the Restricted Shares or Restricted Share Unit Award shall be considered to vest as of the Participant’s termination of employment. The number of shares that shall vest shall be prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment. In the event the number of Restricted Shares or Restricted Share Units was to be determined by the attainment of Performance Goals according to a schedule determined by the Committee the number of shares that are considered to vest shall be determined at the end of the Restricted Period, prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, and shall be paid within 90 days following the end of the Restricted Period.

(b) In the event of a Qualified Termination of Employment of a Participant, all of the Options, Restricted Shares or Restricted Share Unit Awards shall be considered to vest immediately. In the event the number of Restricted Shares or Restricted Share Units was to be determined by the attainment of Performance Goals according to a schedule determined by the Committee, the number of shares that shall be considered to vest shall be the greater of the target level established or the number of shares which would have vested based on the attainment of the Performance Goal as of the end of the prior calendar year.

(c) If, pending a Change of Control, the Committee determines the Common Stock will cease to exist without an adequate replacement security that preserves Participants’ economic rights and positions, then, by action of the Committee, the following shall occur:

(i) All Stock Options and SARs, except for Incentive Stock Options, shall become exercisable immediately prior to the consummation of the Change of Control in such manner as is deemed fair and equitable by the Committee.

(ii) The restrictions on all Restricted Shares shall lapse and Restricted Share Units shall vest immediately prior to consummation of the Change of Control and shall be settled upon the Change of Control in cash equal to the Fair Market Value of the Restricted Share Units at the time of the Change of Control. Provided, however, that any Restricted Share Units that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall be settled in a manner that complies with Section 409A of the Code and the regulations thereunder.

(d) A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan. Notwithstanding anything in this Plan to the contrary, a termination of employment with respect to any Restricted Share Units that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall not be deemed to be a termination of employment for purposes of the Plan if it is anticipated that the level of bona fide services the Participant would perform after such date would continue at a rate equal to more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation or an Affiliate if the Participant has been providing such services less than 36 months).

(e) If any amounts payable under this Plan would constitute a parachute payment under Section 280G(b)(2) then such amounts shall be reduced to the extent necessary to provide the Participant with the greatest aggregate net after tax receipt as determined by applying the procedures set forth in the Committee Rules.

11.	SHARES SUBJECT TO THE PLAN

The number of shares of Common Stock available with respect to all Awards granted under this Plan shall not exceed 50,000,000 in the aggregate, of which not more than 50,000,000 shall be available for option and sale, and of which not more than 18,000,000 shall be available for grant as Restricted Shares and Restricted Share Units, subject to the adjustment provision set forth in Section 13 hereof. The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board may from time to time determine. Shares subject to Options which become ineligible for purchase, Restricted Share Units which are retired through forfeiture or maturity, other than those Restricted Share Units which are retired through the payment of Common Stock, and Restricted Shares which are forfeited during the Restricted Period due to any applicable Transferability Restrictions will be available for Awards under the Plan to the extent permitted by section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Committee.

12.	INDIVIDUAL LIMITS

The maximum number of shares of Common Stock covered by Awards which may be granted to any Participant within any two consecutive calendar year period shall not exceed 1,500,000 in the aggregate. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio which reflects the adjustment to the number of Options available under the Plan.

13.	CHANGES IN CAPITALIZATION

In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares subject to the Plan, (c) the maximum number of shares for which Awards may be granted to any Participant, (d) the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options, (e) the maximum number of shares of Common Stock covered by Awards which may be granted by the Chief Executive Officer within any calendar year period, (f) the maximum number of shares of Common Stock available for option and sale and available for grant as Restricted Shares and Restricted Share Units, (g) the number of Restricted Shares and Restricted Share Units awarded to Participants, and (h) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

14.	EFFECT ON OTHER PLANS

All payments and benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

15.	TERM OF THE PLAN

The term of the Plan shall be ten years, beginning April 26, 2001, and ending April 25, 2011, unless the Plan is terminated prior thereto by the Committee. No Award may be granted or awarded after the termination date of the Plan, but Awards theretofore granted or awarded shall continue in force beyond that date pursuant to their terms.

16.	GENERAL PROVISIONS

(a) Designated Beneficiary. Each Participant who shall be granted Restricted Shares and/or Restricted Share Units under the Plan may designate a beneficiary or beneficiaries with the Committee; provided that no such designation shall be effective unless so filed prior to the death of such Participant.

(b) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

(c) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons. Notwithstanding anything in section 3 to the contrary, the Committee may determine in its sole discretion whether a termination of employment for purposes of this Plan is caused by disability, retirement or for other reasons.

(d) Modification of Awards. The Committee may in its sole and absolute discretion, by written notice to a Participant, (i) limit the period in which an Incentive Stock Option may be exercised to a period ending at least three months following the date of such notice, (ii) limit or eliminate the number of shares subject to an Incentive Stock Option after a period ending at least three months following the date of such notice, and/or (iii) accelerate the Restricted Period with respect to the Restricted Share and Restricted Share Unit Awards granted under this Plan. Notwithstanding anything in this subsection 16(d) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Provided however, that any Restricted Share Units that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall be settled in a manner that complies with Section 409A of the Code and the regulations thereunder. Except as provided in this subsection and in subsection 16(e) no amendment, suspension, or termination of the Plan or any Awards under the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

(e) Nonresident Aliens. In the case of any Award granted to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the terms and conditions of any Awards to the extent that such action is necessary to conform such Award to applicable foreign law, (ii) determine which Participants, countries and Affiliates are eligible to participate in the Plan, (iii) modify the terms and conditions of any Awards granted to Participants who are employed outside the United States, (iv) establish subplans, each of which shall be attached as an appendix hereto, modify Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and (v) take any action, either before or after the Award is made, which is deemed advisable to obtain approval of such Award by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (i) materially increase any benefits accruing to any Participants under the Plan, (ii) increase the number of securities which may be issued under the Plan, (iii) modify the requirements for eligibility to participate in the Plan, (iv) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (v) result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

(f) No Segregation of Cash or Stock. The Restricted Share Unit accounts established for Participants are merely a bookkeeping convenience and neither the Corporation nor its Affiliates shall be required to segregate any cash or stock which may at any time be represented by Awards. Nor shall anything provided herein be construed as providing for such segregation. Neither the Corporation, its Affiliates, the Board nor the Committee shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liability of the Corporation or its Affiliates to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Corporation or its Affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation or its Affiliates.

(g) Inalienability of Benefits and Interest. Except as otherwise provided in this Plan, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

(h) Delaware Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

(i) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

(j) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

(k) Deferral of Award Payment. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award or other event that absent the election would entitle the Participant to payment or receipt of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. Notwithstanding anything in the Plan to the contrary, no Participant may elect after 2004 to defer receipt of consideration upon exercise of an Award or other event that absent the election would entitle the Participant to payment or receipt of Common Stock or other consideration under an Award.

(l) Withholding. The Committee shall require the withholding of all taxes as required by law. In the case of exercise of an Option or payments of Awards whether in cash or in shares of Common Stock or other securities, withholding shall be as required by law and in the Committee Rules.

(m) Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards and Award Agreements under the Plan to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including rule 16b-3 thereof) and (4) that such action would not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); and (5) that no Option may be re-priced, replaced, re-granted though cancellation, or modified without shareholder approval (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 13 hereof) if the effect would be to reduce the exercise price for the shares underlying such Option; provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 16(d) and 16(e) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

Invitation to Stockholders

Notice of 2009 Annual Meeting

Proxy Statement

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 30, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/kmb • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees (term to expire at 2010 Annual Meeting of Stockholders).

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John R. Alm	☐	☐	☐	02 - Dennis R. Beresford	☐	☐	☐	03 - John F. Bergstrom	☐	☐	☐

04 - Abelardo E. Bru	☐	☐	☐	05 - Robert W. Decherd	☐	☐	☐	06 - Thomas J. Falk	☐	☐	☐

07 - Mae C. Jemison, M.D.	☐	☐	☐	08 - Ian C. Read	☐	☐	☐	09 - G. Craig Sullivan	☐	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, and 4.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of Auditors	☐	☐	☐	3.	Approval of Amended and Restated Certificate of Incorporation Regarding Right of Holders of at Least Twenty-Five Percent of Shares to Call a Special Meeting of Stockholders	☐	☐	☐
4.	Reapproval of Performance Goals under the 2001 Equity Participation Plan	☐	☐	☐

C Proposal — The Board of Directors recommends a vote AGAINST Proposal 5.

		For	Against	Abstain

5.	Stockholder Proposal Regarding Cumulative Voting	☐	☐	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

Proxy — Kimberly-Clark Corporation
It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, registered holders may go to our transfer agent’s website at www.computershare.com/us/ecomms at any time and follow the instructions. Benefit and stock purchase plan participants may sign up for electronic delivery service by going to our transfer agent’s website at www.computershare.com/econsent at any time and following the instructions. Act Now!
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy/Voting Instructions for the Annual Meeting of Stockholders — April 30, 2009

Solicited on Behalf of the Board of Directors	+
Thomas J. Falk, Thomas J. Mielke and Timothy C. Everett, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas on April 30, 2009 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSAL 5. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES, YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.
This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided below.
IMPORTANT: TO BE SIGNED AND DATED BELOW.
PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

D Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

☐	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.	+